SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Autobytel Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOBYTEL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 22, 2007

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Autobytel Inc., a Delaware corporation (“Autobytel”), will be held at 18872 MacArthur Boulevard, Fourth Floor, Irvine, California 92612-1400, on Friday, June 22, 2007, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1. To elect two Class III Directors;

2. To approve an amendment to the Auto-By-Tel Corporation 1996 Employee Stock Purchase Plan to provide for an additional 350,000 shares of common stock issuable thereunder; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The board of directors has fixed the close of business on April 25, 2007 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Annual Meeting.

We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Autobytel, 18872 MacArthur Boulevard, Irvine, California 92612-1400, and will also be available for examination at the Annual Meeting until its adjournment.

YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

By Order of the Board of Directors

James E. Riesenbach

President and Chief Executive Officer

Irvine, California

April 27, 2007

IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO AUTOBYTEL’S TRANSFER AGENT AT U.S. STOCK TRANSFER CORPORATION, ATTENTION: PROXY DEPARTMENT, 1745 GARDENA AVENUE, GLENDALE, CALIFORNIA 91204, TO BE RECEIVED NO LATER THAN JUNE 21, 2007. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOBYTEL OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

PROXY STATEMENT

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

To Be Held on June 22, 2007

THE MEETING

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF AUTOBYTEL INC., A DELAWARE CORPORATION, FOR USE AT AUTOBYTEL’S 2007 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) TO BE HELD ON FRIDAY, JUNE 22, 2007 AT 10:00 A.M., PACIFIC DAYLIGHT TIME, AT AUTOBYTEL’S CORPORATE HEADQUARTERS AT 18872 MACARTHUR BOULEVARD, FOURTH FLOOR, IRVINE, CALIFORNIA 92612-1400, AND AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

This Proxy Statement of Autobytel is being mailed on or about May 10, 2007 to each stockholder of record as of the close of business on April 25, 2007.

Record Date and Outstanding Shares

Autobytel’s board of directors has fixed the close of business on April 25, 2007 as the record date for the Annual Meeting. Only holders of record of Autobytel’s common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date there were 43,088,432 shares of common stock outstanding and entitled to vote, held of record by 548 stockholders.

Quorum and Vote Required

Holders of Autobytel common stock are entitled to one vote for each share held as of the record date. Approval of the directors in Proposal 1 requires the vote of a plurality of the outstanding common stock of Autobytel present in person or represented by proxy at the Annual Meeting. Approval of proposal 2 requires the affirmative vote of a majority of the outstanding common stock of Autobytel present in person or represented by proxy at the Annual Meeting. Attendance at the Annual Meeting in person or by proxy of the shares representing a majority of the outstanding common stock of Autobytel is required for a quorum.

Abstentions

Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposals considered at the Annual Meeting.

Broker Non-Votes

In the event that a broker, bank, custodian, nominee or other record holder of Autobytel’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Solicitation of Proxy; Expenses of Proxy Solicitation

The enclosed proxy is solicited by and on behalf of the board of directors of Autobytel. Officers, directors and regular employees of Autobytel may solicit proxies by regular mail, electronic mail, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

Autobytel will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting. Autobytel has requested brokers and nominees who hold stock in their name through Cede & Co. to furnish this proxy material to their customers and Autobytel will reimburse such brokers and nominees for their related out-of-pocket expenses.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Autobytel board of directors for use at the Annual Meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Autobytel. All properly signed proxies that Autobytel receives prior to the vote at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR the nominees for Class III Director and FOR the aforementioned proposal to be considered at the Annual Meeting.

Autobytel’s board of directors does not know of any matter that is not referred to in this Proxy Statement to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering a written notice to the Secretary of Autobytel at its principal office, 18872 MacArthur Boulevard, Irvine, California 92612-1400;

•	delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Reduce Duplicate Mailings

Autobytel is required to provide an annual report and proxy statement to all stockholders of record. If you have more than one account in your name or at the same address as other stockholders, Autobytel or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you must do one of the following: mark the designated box on your proxy card, notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares. You can notify us by sending a written request to Autobytel Inc., Investor Relations, 18872 MacArthur Boulevard, California 92612, or by calling Investor Relations at (949) 225-4553.

Similarly, if you are receiving multiple statements and reports and wish to receive only one, you must either notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Autobytel Inc., Investor Relations, 18872 MacArthur Boulevard, California 92612, or by calling Investor Relations at (949) 225-4553.

Recommendation of the Board of Directors

The board of directors of Autobytel recommends that Autobytel stockholders vote FOR the proposal to elect two Class III Directors and FOR the proposal to amend the Auto-By-Tel Corporation 1996 Employee Stock Purchase Plan.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

NOMINATION AND ELECTION OF TWO CLASS III DIRECTORS

(PROPOSAL 1)

The persons named in the enclosed proxy will vote to elect the nominees named below under “Nominees for Class III Director” unless instructed otherwise in the proxy. The persons receiving the greatest number of votes will be the persons elected as the Class III Directors. Holders of common stock are not allowed to cumulate their votes in the election of Class III Directors. Shares represented by proxies which are marked “withhold authority” will have the same effect as a vote against the nominees. The Class III Directors are to hold office until the 2010 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected.

The names and certain information concerning the persons nominated to be elected as Class III Director by the board of directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER “NOMINEES FOR CLASS III DIRECTOR”. It is intended that shares represented by the proxies will be voted FOR the election to the board of directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as a director if elected, and the board of directors has no reason to believe that the nominees will be unable to serve as directors, if either of the nominees withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominees designated by the board of directors. The following information regarding Autobytel’s directors, including the nominees, is relevant to your consideration of the nominees proposed by your board of directors:

Directors

The current directors of Autobytel are as follows:

Name	Age	Position
Michael J. Fuchs	61	Chairman of the Board and Director
James E. Riesenbach	50	Chief Executive Officer, President and Director
Mark R. Ross	61	Vice Chairman and Director
Jeffrey H. Coats	49	Director
Robert S. Grimes	63	Director
Mark N. Kaplan	77	Director
Jeffrey M. Stibel	33	Director

The board of directors is divided into three classes, with each class holding office for staggered three-year terms. The term of Class I Directors Mark R. Ross, Jeffrey M. Stibel and Jeffrey H. Coats expires in 2008, the terms of Class II Directors Mark N. Kaplan and James E. Riesenbach expire in 2009 and the terms of Class III Directors Michael J. Fuchs and Robert S. Grimes expire in 2007. Mr. Fuchs and Mr. Grimes are being nominated for Class III Directors at the Annual Meeting. There are no family relationships among Autobytel’s officers and directors.

Attendance at Meetings and Board Committees

During the fiscal year ended December 31, 2006, the board of directors held a total of 26 meetings. Each member of the board of directors attended more than 75% of the meetings of the board and of the committees of which he was a member.

The board of directors has constituted a Corporate Governance and Nominations Committee, a Compensation Committee and an Audit Committee.

The Corporate Governance and Nominations Committee, which met on 4 occasions in 2006 and operates under a charter approved by the board of directors, is responsible for (i) identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the board of directors for nomination; (ii) recommending nominees for appointment to committees of the board of directors; (iii) developing and recommending charters of committees of the board of directors; and (iv) overseeing the corporate governance of Autobytel and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the board of directors. The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan and Mark R. Ross. A copy of the charter of the Corporate Governance and Nominations Committee is posted and available on the Corporate Governance link of the Investor Relations section of our Web site, www.autobytel.com. Information on our Web site is not incorporated by reference in this Proxy Statement.

The Compensation Committee, which met on 27 occasions in 2006 and operates under a charter approved by the board of directors, is responsible for (i) determining or recommending to the board of directors the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer, (ii) making recommendations to the board of directors regarding stock option and purchase plans and other equity compensation arrangements, (iii) granting equity awards and approving any delegation of such responsibility under certain circumstances and (iv) preparing reports regarding executive compensation for disclosure in Autobytel’s proxy statements or as otherwise required by applicable laws. The Compensation Committee currently consists of Jeffrey H. Coats (Chairman), Michael J. Fuchs and Mark N. Kaplan. A copy of the Compensation Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of our Web site, www.autobytel.com. Information on our Web site is not incorporated by reference in this Proxy Statement.

The Audit Committee met on 22 occasions in 2006 and operates under a charter approved by the board of directors. The Audit Committee’s primary responsibilities are to (i) oversee Autobytel’s accounting and financial reporting policies, processes, practices and internal controls, (ii) appoint, compensate and oversee our independent registered public accounting firm, (iii) review the quality and objectivity of Autobytel’s independent audit and financial statements and (iv) act as liaison between the board of directors and the independent registered public accounting firm. The Audit Committee currently consists of Jeffrey H. Coats, Mark N. Kaplan (Chairman) and Mark R. Ross. The board of directors has determined that Mr. Kaplan is an “independent director” within the meaning of the listing standards of The NASDAQ Global Market applicable to us (Marketplace Rules 4200(a)(15) and 4350(d)) and audit committee financial expert within the meaning of federal securities laws. Mr. Kaplan does not assume additional liability under federal securities law or otherwise as a result of the determination that he is a financial expert. A copy of the Audit Committee charter is posted and available on the Corporate Governance link of the Investor Relations section of our Web site, www.autobytel.com. Information on our Web site is not incorporated by reference in this Proxy Statement.

All directors attended the 2006 annual meeting of stockholders, other than Richard A. Post whose term expired on the date of such annual meeting. Typically, a board of directors meeting is scheduled on the date of any annual meeting of stockholders and all directors attend the annual meeting of stockholders.

Independence

All directors, other than existing directors James E. Riesenbach and Robert S. Grimes, and former director Richard A. Post, and all committee members satisfy the definition of independent director under applicable federal securities laws and rules of The NASDAQ Global Market. All members of the Audit Committee satisfy the definition for audit committee independence under federal securities laws and The NASDAQ Global Market. Richard A. Post, whose term as director ended on June 22, 2006, was not an independent director during his service as a director in 2006.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for directors suggested by its members and other directors, as well as management and stockholders. The Corporate Governance and Nominations Committee may also from time to time as appropriate retain a third-party executive search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for the board of directors should notify Autobytel’s Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of Autobytel’s by-laws relating to stockholder nominations as described in “Future Stockholder Proposals” below.

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. Generally, the preliminary determination will be based primarily on the need for additional board of directors members to fill vacancies or expand the size of the board of directors and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for such evaluation. If the Corporate Governance and Nominations Committee determines, in consultation with the other members of the board of directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

•	The ability of the prospective nominee to represent the interests of the stockholders of Autobytel;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and

•	The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the board of directors.

The Corporate Governance and Nominations Committee generally intends to nominate current members of the board of directors in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the board of directors.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full board of directors as to the persons who should be nominated by the board of directors, and the board of directors determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The nominees for Class III Director herein were nominated by the board of directors at the recommendation of the Corporate Governance and Nominations Committee.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to Secretary, Autobytel Inc., 18872 MacArthur Boulevard, Irvine, California 92612-1400. We established a process of handling letters received by us addressed to non-management members of the board of directors. Under that process, the Secretary reviews all such correspondence and regularly forwards to the board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the board of directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Autobytel that is addressed to members of the board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of Autobytel’s Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct and Ethics

The board of directors adopted a Code of Conduct and Ethics for Employees, Officers and Directors (the “Code of Ethics”). The Code of Ethics is applicable to our employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of our Web site, www.autobytel.com. We intend to post amendments to or waivers from the Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or directors) at this location on our Web site. Information on our Web site is not incorporated by reference in this Proxy Statement.

Nominees for Class III Director

The following names will be placed in nomination for election to the board of directors as Class III Director. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

Michael J. Fuchs was elected as a director of Autobytel in September 1996 and became Chairman in June 1998. From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000. Mr. Fuchs was a consultant from November 1995 to April 2000. Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a Division of TimeWarner Entertainment Company, L.P., a

leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a Division of Time Warner Inc., from May 1995 to November 1995. Mr. Fuchs holds a B.A. from Union College and a J.D. from the New York University School of Law.

Robert S. Grimes has been a director of Autobytel since inception and from April 2000 to December 2005 was a consultant to Autobytel. From July 1996 through March 2000, Mr. Grimes served as an Executive Vice President of Autobytel. Since September 1987, Mr. Grimes has been President of R.S. Grimes & Co., Inc., a private investment company. Mr. Grimes holds a B.S. from the Wharton School of Commerce and Finance at the University of Pennsylvania and an L.L.B. from the University of Pennsylvania Law School.

Other Directors

Jeffrey H. Coats was elected a director of Autobytel in August 1996. Mr. Coats has been Executive Chairman of Mikronite Technologies Group Inc., an industrial technology company, since March 2007 and a director thereof since February 2002. From February 2002 to March 2007, Mr. Coats was Chief Executive Officer and President of Mikronite. Since August 2001, Mr. Coats has also been Managing Director of Maverick Associates LLC, a financial consulting and investment company. From July 1999 to July 2001, Mr. Coats was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund focused on making equity investments in eCommerce and Internet-related companies globally. Mr. Coats remains a limited partner of the fund. Mr. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999. Mr. Coats holds a B.B.A. in Finance from the University of Georgia and an M.B.A. in International Management from the American Graduate School of International Management. Mr. Coats serves on the board of directors of Congoleum Corporation, Inc. (resilient sheet and tile flooring).

Mark N. Kaplan was elected as a director of Autobytel in June 1998. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to such firm. Mr. Kaplan serves on the board of directors of the following companies whose shares are publicly traded: American Biltrite Inc. (adhesive-coated, pressure-sensitive papers and films; tile flooring), Congoleum Corporation, Inc. (resilient sheet and tile flooring), DRS Technologies, Inc. (defense electronic products and systems) and Volt Information Sciences, Inc. (staffing services and telecommunications and information solutions). Mr. Kaplan holds an A.B. from Columbia College and a J.D. from Columbia Law School.

James E. Riesenbach joined Autobytel as President, Chief Executive Officer and a director on March 20, 2006. Mr. Riesenbach was Senior Vice President of America Online’s Search & Directional Media Group from August 2001 to March 2006. Mr. Riesenbach was a founder and Vice President of AOL’s Local Group (then known as Digital City) from April, 1996 through August 2001. From March 1990 through April 1996, Mr. Riesenbach led consumer marketing and programming for Comcast Corporation in its largest region. Mr. Riesenbach holds a Bachelors of Science in Management from Rutgers University.

Mark R. Ross has been a director of Autobytel since August 2001 and Vice Chairman since April 2005. Mr. Ross was a founding investor and director of Autoweb.com, Inc. from 1996 until its merger with Autobytel in August 2001. Since November 2006, Mr. Ross has been a Managing Director of Mosaic Capital LLC (investment banking). From 1999 until March 2004, Mr. Ross was a Managing Director of Chatsworth Securities, L.L.C., an investment firm. Since May 1996, Mr. Ross has been Managing Director of Cogito Capital Partners, L.L.C., a merchant bank focusing on advising, investing in and raising funds for technology companies. Since May 1984, Mr. Ross has served as President, Chief Executive Officer and a director of On Word Information, Inc. He received a Bachelor of Science degree in finance from Lehigh University and studied at the graduate level in education at the University of Massachusetts.

Jeffrey M. Stibel has been a director of Autobytel since December 2006. Mr. Stibel was appointed President and Chief Executive Officer of Web.com, Inc. and a member of its Board of Directors in August 2005. From August 2000 to August 2005, Mr. Stibel held executive positions, including General Manager and Senior Vice President at United Online, Inc., a technology company that owns and operates branded Internet service providers and Web services. Mr. Stibel serves on the Board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership. Mr. Stibel received a Bachelors degree from Tufts University, a Masters degree from Brown University and studied business and brain science at MIT’s Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.

APPROVAL OF AMENDMENT TO THE AUTO-BY-TEL CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN TO PROVIDE FOR AN ADDITIONAL 350,000 SHARES OF COMMON STOCK THEREUNDER

(PROPOSAL 2)

General

The board of directors of Autobytel has unanimously approved and directed that there be submitted to stockholders for their approval an amendment (the “ESPP Amendment”) to the Auto-By-Tel Corporation 1996 Employee Stock Purchase Plan (the “Purchase Plan”) to provide for an additional 350,000 shares of common stock issuable thereunder over the ten-year period ending April 17, 2017. The ESPP Amendment does not otherwise change the material terms of the Purchase Plan, and Autobytel will continue to operate the Purchase Plan in accordance with past practice.

A copy of the ESPP Amendment is attached hereto as Annex A and should be consulted for detailed information. All statements made herein regarding the ESPP Amendment are only intended to summarize it and are qualified in their entirety by reference to the ESPP Amendment.

The Purchase Plan was adopted by the board of directors on November 18, 1996 and approved by the stockholders on January 16, 1997. An amendment of the Purchase Plan to provide for an additional 300,000 shares of common stock was adopted by the board of directors on February 23, 2003 and approved by the stockholders on June 25, 2003. The maximum number of shares of common stock available for sale is 744,444. As of March 31, 2007, there were (i) 96,249 shares of common stock available for sale under the Purchase Plan and (ii) 354 employees eligible to participate in the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits eligible employees of Autobytel to purchase shares of common stock through payroll deductions of up to ten percent of their compensation for all purchase periods ending within any calendar year.

Individuals who are eligible employees on the start day of any offering period may enter the Purchase Plan on that start date. Employees are eligible to participate if they are customarily employed by Autobytel or any designated subsidiary for at least 20 hours per week and for more than five months in any calendar year.

The price of common stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the common stock on the first or last day of each six month purchase period. Employees may end their participation in the Purchase Plan at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Autobytel. Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan is administered by the board of directors or by a committee appointed by the board of directors. The board of directors may amend or modify the Purchase Plan at any time. The Purchase Plan will terminate 10 years from the date of the adoption of the prior amendment as to existing shares of common stock available thereunder, unless the stockholders approve the ESPP Amendment described in Proposal 2 above, in which case it will terminate on April 17, 2017 but only with respect to the 350,000 shares of common stock provided for in the ESPP Amendment.

Federal Income Tax Consequences

Employees generally have tax consequences associated with participation in the Purchase Plan. The Purchase Plan is intended to qualify for the special tax treatment under Section 423 of the Code. Specifically, in the United States, participants will not recognize taxable income until the sale or other disposition of the shares of common stock acquired under the Purchase Plan. At that time, a participant generally will recognize ordinary income and capital gains. If a participant purchased shares with respect to an option granted on an Enrollment Date (as defined in the Purchase Plan) and disposes of such shares two years or more after the relevant Enrollment Date and one year or more after the purchase of such shares, the participant will recognize ordinary income on the disposition of such shares equal to the lesser of (i) the excess of the fair market value of such shares on the relevant Enrollment Date over the Purchase Price (as defined in the Purchase Plan), or (ii) the excess of their fair market value at disposition over the Purchase Price. When shares are disposed of before both of these periods are satisfied (in what is known as a “disqualifying disposition”), the participant must recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date such shares were purchased over the Purchase Price, even if the disposition is a gift or is at a loss. In the event of a participant’s death while owning shares acquired under the Purchase Plan, ordinary income must be recognized in the year of death as though the shares had been sold.

In the cases discussed above (other than death), the amount of a participant’s ordinary income is added to the Purchase Price paid by the participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on whether the holding period is 12 months or less, or more than 12 months. Net capital gains from the disposition of capital stock held more than 12 months are currently taxed at a maximum federal income tax rate of 15% and net capital gains from the disposition of stock held not more than 12 months is taxed as ordinary income (maximum rate of 35%).

Autobytel is entitled to tax deductions in the United States for shares issued under the Purchase Plan only in the event of disqualifying dispositions. In such cases, Autobytel is allowed a deduction to the extent of the amount of ordinary income includable in gross income by a participant for the taxable year as a result of the disqualifying disposition. The Purchase Plan may not meet the requirements of Section 162(m) of the Code, which means that there will be no deductions for disqualifying dispositions by Autobytel’s Chief Executive Officer and four most highly paid other executive officers.

Financial Implications

Because the Purchase Plan is intended to qualify under Section 423 of the Code, Autobytel will not recognize any gain or loss when participants purchase shares. The price they pay for shares, however, will be added to the capital account of Autobytel’s balance sheet. Cash proceeds from the sale of common stock pursuant to the Purchase Plan will be added to the general funds of Autobytel to be used for general corporate purposes.

This amendment to the Purchase Plan to increase by 350,000 the number of shares that may be sold to participating employees between now and April 17, 2017 was effective April 18, 2007, but is subject to approval by the stockholders.

Recommendation

The board of directors is seeking stockholder approval of the ESPP Amendment in order to satisfy the requirements of the Code for favorable tax treatment of shares purchased through the Purchase Plan. Stockholder approval of the ESPP Amendment will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

The board of directors of Autobytel recommends that the stockholders vote FOR the proposal to approve the amendment to the Auto-By-Tel Corporation 1996 Employee Stock Purchase Plan as described above.

Independent Auditor

On August 23, 2006, Autobytel engaged McGladrey & Pullen LLP as its new independent registered public accounting firm to audit Autobytel’s consolidated financial statements for the fiscal year ended December 31, 2006, and to perform procedures related to the financial statements included in Autobytel’s quarterly reports on Form 10-Q, beginning with the quarter ended September 30, 2006. The Audit Committee approved the decision to engage McGladrey & Pullen LLP. During the fiscal years ended December 31, 2005 and 2004 and the subsequent interim period preceding McGladrey & Pullen LLP’s’s engagement, Autobytel had not consulted with such firm regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Autobytel’s financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee has selected McGladrey & Pullen LLP to audit the financial statements of Autobytel for the year ended December 31, 2007. McGladrey & Pullen LLP has been engaged to audit Autobytel’s financial statements since August 23, 2006.

Representatives of McGladrey & Pullen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

On June 12, 2006, PricewaterhouseCoopers LLP notified Autobytel that it had resigned and that its position as the independent registered public accounting firm for Autobytel would cease upon completion of its procedures regarding the following: (i) the unaudited interim financial statements of Autobytel as of June 30, 2006 and for the three and six month periods ended June 30, 2006 and (ii) the Form 10-Q of Autobytel for the quarter ended June 30, 2006. PricewaterhouseCoopers LLP completed such procedures on August 9, 2006 and effective on the close of business on such date ceased being Autobytel’s independent registered public accounting firm.

The reports issued by PricewaterhouseCoopers LLP on Autobytel’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During Autobytel’s fiscal years ended December 31, 2005 and 2004, and through August 9, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on Autobytel’s financial statements for such years.

The information below regarding restatements of certain of Autobytel’s financial statements has been disclosed in prior filings with the Securities and Exchange Commission (“SEC”) and is being included herein in accordance with applicable securities laws.

During the fiscal years ended December 31, 2005 and 2004 and through August 9, 2006, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) except for the material weaknesses disclosed below. Certain of the material weaknesses resulted in restatements of Autobytel’s financial statements. The aggregate impact on our balance sheet was a reduction of $0.8 million in our stockholders’ equity at June 30, 2004, and the net impact on our statements of operations over the period from January 1, 2002 through June 30, 2004 was a reduction of net income of $3.1 million, of which $1.7 million impacted the first six months of 2004. As of December 31, 2004, management identified and reported material weaknesses in Autobytel’s internal control over financial reporting. Those identified and reported material weaknesses were:

1.	As of December 31, 2004, Autobytel did not have an effective control environment based on criteria established in Internal Control—Integrated Framework issued by COSO. Former senior management did not set an appropriate tone at the top that was conducive of an effective control environment, and management determined that more effective communications between senior management and the accounting department needs to be implemented. This control deficiency, together with the control deficiencies described in Item 2 below, indicate that Autobytel did not maintain an effective control environment. This control deficiency could have resulted in a material misstatement of annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constituted a material weakness.

2.	As of December 31, 2004, Autobytel did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with Autobytel’s financial reporting requirements. Specifically, Autobytel had deficiencies in finance and accounting staff with sufficient depth and skill in the application of U.S. generally accepted accounting principles and the staffing of finance positions with individuals who did not have the appropriate skills, training and experience to meet the objectives that should be expected of these roles. Further, the following specific areas are corporate functions in Autobytel where additional skilled resources were required: external financial reporting, revenue recognition, financial planning and analysis and corporate accounting. This material weakness contributed to the following individual material weaknesses as of December 31, 2004:

a)	Autobytel did not maintain effective controls over the review and approval of unusual and non-recurring journal entries. Specifically, Autobytel’s controls failed to prevent or detect inappropriate journal entries made to reverse certain customer account receivable credit balances to revenue. This control deficiency resulted in restatements of Autobytel’s annual 2003 financial statements, second and third quarter of 2003 financial statements and first quarter of 2004 financial statements.

b)	Autobytel did not maintain effective controls over cash accounts. Specifically, Autobytel’s controls failed to prevent or detect the inappropriate write-off of outstanding checks as a reduction of operating expenses or increase in revenues. This control deficiency resulted in restatements of Autobytel’s annual 2003 financial statements, second and third quarter of 2003 financial statements and the first quarter of 2004 financial statements.

c)	Autobytel did not maintain effective controls over revenue and deferred revenue accounts. Specifically, Autobytel’s controls were not adequate to ensure the completeness and accuracy of revenues recorded under non-standard contracts for website advertising, barter advertising, advertising credits or revenues recorded under multiple element arrangements. This control deficiency resulted in restatements of Autobytel’s 2002 annual financial statements, 2003 annual financial statements, the second and third quarters of 2003 financial statements and the first and second quarters of 2004 financial statements and adjustments to the 2004 annual financial statements and the third and fourth quarters of 2004 financial statements.

d)	Autobytel did not maintain effective controls over accrued liabilities and the related expense accounts. Specifically, Autobytel’s controls over the completeness, valuation and existence of the determination of recurring accruals, including advertising, consulting, commissions, trade show expenses, health insurance claims and franchise taxes, as part of the close process were not effective. This control deficiency resulted in the restatement of Autobytel’s 2002 annual financial statements, 2003 annual financial statements, the second, third and fourth quarters of 2003 financial statements and the first and second quarters of 2004 financial statements and adjustments to the third quarter of 2004 financial statements.

e)	Autobytel did not maintain effective controls over the financial reporting process to ensure the accurate preparation and review of its financial statements. Specifically, Autobytel’s controls over the completeness, valuation and review of reconciliations and journal entries were ineffective in their design and operation. In addition, Autobytel did not have effective controls over the process for identifying and accumulating all required supporting information to ensure the completeness of its footnote disclosures. This control deficiency resulted in adjustments to Autobytel’s 2004 annual financial statements.

f)	Autobytel did not maintain appropriate controls over the application of generally accepted accounting principles and the valuation of intangible assets acquired in a business combination. This control deficiency resulted in adjustments to Autobytel’s 2004 annual financial statements and the second and third quarter of 2004 financial statements.

g)	Autobytel did not maintain effective controls over accounting for an equity investment. Specifically, Autobytel’s controls over the completeness and valuation of foreign currency translation in equity investment accounting were not effective. This control deficiency resulted in restatements of Autobytel’s 2002 annual financial statements, 2003 annual financial statements, the second and third quarters of 2003 financial statements and the first quarter of 2004 financial statements.

To address and remediate certain material weaknesses in Autobytel’s internal control over financial reporting at December 31, 2004, that continued to exist through September 30, 2005, Autobytel made certain changes to its internal control over financial reporting. Autobytel implemented measures to change or enhance the design and operating effectiveness of its internal control over financial reporting to remediate material weaknesses that were identified at December 31, 2004. Those remedial measures were:

1.	Implementing training for executive management and the board of directors on effective communications.

2.	Developing or revising Autobytel’s written accounting policies and procedures relating to: (i) disbursement checks outstanding greater than 180 days, (ii) unapplied credits on customer accounts and (iii) voiding of purchase and disbursement transactions.

3.	Implementing an enhanced training program for Autobytel’s finance staff and accounting personnel to familiarize them with generally accepted accounting principles, SEC reporting updates, and Autobytel’s accounting policies, including formal training related to compliance with state escheat laws.

4.	Implementing a review process in which all journal entries in excess of $50,000 for all revenue recognition, reserve and accrual and related reversals are reviewed by the Controller or Chief Financial Officer.

5.	Instituting recurring annual sub-certifications and recurring quarterly sub-certifications with business unit managers.

6.	Instituting various enhancements to Autobytel’s lead contract management and delivery systems, as well as access to its financial systems.

7.	Hiring a Vice President and Controller.

Autobytel has concluded that the above measures have effectively remediated certain of the material weaknesses that were identified at December 31, 2004. Therefore, material weaknesses at December 31, 2004, have been remediated except for those related to not having a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of generally accepted accounting principles commensurate with Autobytel’s financial reporting requirements which contributed to material weaknesses in (a) revenue and deferred revenue and (b) accrued liabilities and the related expense accounts. The Audit Committee discussed the subject matter of these material weaknesses with PricewaterhouseCoopers LLP and Autobytel authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Autobytel’s new independent registered public accounting firm regarding such material weaknesses.

As of June 30, 2006, March 31, 2006 and December 31, 2005, management identified and reported material weaknesses in Autobytel’s internal control over financial reporting. Those identified and reported material weaknesses were:

1.	As of June 30, 2006, March 31, 2006 and December 31, 2005, Autobytel did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of generally accepted accounting principles commensurate with Autobytel’s financial reporting requirements. Specifically, Autobytel lacked an adequate number of finance and accounting staff possessing appropriate knowledge, experience and training in the application of U.S. generally accepted accounting principles to support its accounting and reporting functions. Further, the following specific areas are corporate functions in Autobytel where additional skilled resources were required: external financial reporting, revenue recognition, and corporate accounting. This material weakness contributed to the following individual material weaknesses as of December 31, 2005:

a.	Autobytel did not maintain effective controls over revenue and deferred revenue accounts. Specifically, Autobytel’s controls were not adequate to ensure the completeness and accuracy of revenues recorded under multiple element arrangements. This control deficiency resulted in an audit adjustment to Autobytel’s 2005 annual consolidated financial statements.

b.	Autobytel did not maintain effective controls over accrued liabilities and the related expense accounts. Specifically, Autobytel’s controls over the completeness, valuation, and existence of the determination of accruals as part of the close process were not effective. This control deficiency resulted in audit adjustments to Autobytel’s 2005 annual consolidated financial statements.

Management and the Audit Committee have adopted certain remedial measures designed to address the material weaknesses described. The remedial measures included, but were not limited to, the following:

•

Recruitment of additional personnel trained in financial reporting under accounting principles generally accepted in the United States to enhance supervision with regard to, among other things, (i) revenue recognition and deferred revenue, (ii) accrued liabilities and related expenses and (iii) account reconciliations and documentation supporting Autobytel’s quarterly and annual financial statements.

•

Additional training for Autobytel’s finance staff and accounting personnel to familiarize them with the Autobytel’s accounting policies, including (i) revenue recognition and deferred revenue and (ii) accrued liabilities and related expenses.

At the direction of, and in consultation with, the Audit Committee, management implemented such remedial measures in 2006.

Autobytel is relying on manual procedures and the utilization of outside accounting professionals to assist Autobytel with meeting the objectives otherwise fulfilled by an effective control environment. There remains a risk that the transitional procedures on which Autobytel is currently relying will fail to be sufficiently effective under the criteria used to assess effectiveness.

The Audit Committee discussed the subject matter of these material weaknesses with PricewaterhouseCoopers LLP and Autobytel authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Autobytel’s new independent registered public accounting firm regarding such material weaknesses.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered by McGladrey & Pullen LLP for the year ended December 31, 2006 and PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005 were as follows:

	2006	2005
Audit fees	$2,122,800	$1,918,100
Audit related fees	—	—
Tax fees	19,800	45,400
All other fees	—	—

Total	$2,142,600	$1,963,500

Audit Fees

The audit fees billed by McGladrey & Pullen LLP in the amount of $1,528,500 for the year ended December 31, 2006 were for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2006. The audit fees billed by PricewaterhouseCoopers LLP for the year ended December 31, 2006 totaled $594,300 for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the first two quarters of 2006. The audit fees billed by PricewaterhouseCoopers LLP for the year ended December 31, 2005 were for professional services rendered for the audits of our restated financial statements filed on May 31, 2005 and our financial statements for the year ended December 31, 2005, as well as the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for 2005.

Audit Related Fees

Other than for services described above, there were no audit related fees billed by McGladrey & Pullen LLP or PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005.

Tax Fees

Tax fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005 were for professional services rendered for tax compliance and tax advice, including tax advice and tax due diligence relating to acquisitions.

All Other Fees

There were no other fees billed by McGladrey & Pullen LLP or PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005 other than for services described above.

The Audit Committee has determined that the provision of services rendered above is compatible with maintaining McGladrey & Pullen LLP’s and PricewaterhouseCoopers LLP’s independence.

Pre-Approval Policy

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to us by our independent registered public accounting firm, subject to the de minimus exception for non-audit services as described in the Securities Exchange Act of 1934, as amended. The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management. The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that such pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by McGladrey & Pullen LLP and PricewaterhouseCoopers LLP of up to $50,000. Any approved fees may be exceeded by no more than 20% without seeking further approval even if the total amount of such fees, including the excess, exceeds $50,000. Such authority is delegated first to Mark N. Kaplan and then to Mark R. Ross and Jeffrey H. Coats in such order. Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting. All fees for services by McGladrey & Pullen LLP and PricewaterhouseCoopers LLP during 2006 were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees and services up to a maximum amount for future services relating to recurring tax matters and securities filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock as of April 15, 2007, by each director, each executive officer who was an executive officer at any time during 2006 (“Autobytel Executive Officers”), all directors and executive officers as a group, including Monty Houdeshell, and all beneficial owners of more than five percent (5%) of the common stock of Autobytel. The “Number of Shares Beneficially Owned” is based on 43,077,954 outstanding shares of common stock as of April 15, 2007. Shares of common stock are deemed to be outstanding and to be beneficially owned by the person listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if such person has the right to acquire beneficial ownership of such shares within 60 days of April 15, 2007, through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account, or similar arrangement. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Autobytel common stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the SEC, or based upon the actual knowledge of Autobytel.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number	Percent
Coghill Capital Management, L.L.C. One North Wacker Drive, Suite 4350, Chicago, IL 60606(1)	4,241,250	9.8%
Morgan Stanley 1585 Broadway, New York, NY 10036(2)	3,569,646	8.3%
Dimensional Fund Advisors LP 1299 Ocean Avenue, Santa Monica, CA 90401(3)	3,367,232	7.8%
BC Advisors, LLC 300 Crescent Court, Suite 1111, Dallas, Texas 75201(4)	2,426,900	5.6%
Penninsula Capital Management, LP 235 Pine Street, Suite 1818, San Francisco, CA 94104(5)	2,155,000	5.0%
Robert S. Grimes(6)	915,367	2.1%
Ariel Amir(7)	745,633	1.7%
Richard Walker(8)	525,000	1.2%
Mark R. Ross(9)	516,790	1.2%
James E. Riesenbach(10)	380,555	*
Michael J. Fuchs(11)	360,952	*
Michael F. Schmidt(12)	302,218	*
Richard A. Post(13)	251,882	*
Mark Garms(14)	210,790	*
Mark N. Kaplan(15)	150,031	*
Jeffrey H. Coats(16)	134,746	*
Russell Bartlett(17)	117,382	*
Jeffrey M. Stibel	0	*
All executive officers, including Autobytel Executive Officers, and directors as a group (14 persons)(18)	4,761,346	10.3%

*	Less than 1%.

(1)	Represents 4,241,250 shares held in the account of CCM Master Qualified Fund, Ltd. managed by Coghill Capital Management, L.L.C. Clint D. Coghill may be deemed to be the beneficial owner of such shares by virtue of his role as managing member of Coghill Capital Management, L.L.C. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2007.

(2)	Sole voting power and sole dispositive power with respect to all of such 3,569,646 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Amendment No. 1 to Schedule 13G filed with the SEC on February 15, 2007.

(3)	Represents 3,367,232 shares acquired by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. All the information presented in this Item with respect to such beneficial owners was extracted solely from the Amendment to Schedule 13G filed with the SEC on March 1, 2007.

(4)	Represents 2,426,900 shares acquired by BC Advisors, LLC, a Texas limited liability company (“BCA”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”) and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”). BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA. All the information presented in this Item with respect to such beneficial owners was extracted solely from the Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2007.

(5)	Represents 2,155,000 shares held in the account of Peninsula Capital Management, L.P. managed by Peninsula Capital Management, Inc. (“PCMI”), the general partner of Peninsula Capital Management, L.P. Scott Bedford may be deemed to be the beneficial owner of such shares by virtue of his role as President of PCMI. All the information presented in this Item with respect to such beneficial owners was extracted solely from Schedule 13G filed with the SEC on February 12, 2007.

(6)	Includes an aggregate of 72,386 shares held by Mr. Grimes’ wife, 138,909 shares held in the Grimes Family Charitable Remainder Unitrust, Stefan F. Tucker, Trustee (the “Trust”), and 358,386 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007. Mr. Grimes and his wife are lifetime beneficiaries of the Trust. Mr. Grimes disclaims beneficial ownership of the shares held by the Trust to the extent he does not have a pecuniary interest therein.

(7)	Includes 696,108 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(8)	Represents 525,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(9)	Includes an aggregate of 405,382 shares held by On Word Information, Inc., of which Mr. Ross is a director and 97,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(10)	Includes 355,555 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(11)	Includes 120,898 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(12)	Includes 297,218 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(13)	Includes 240,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(14)

Includes 202,747 shares issuable upon exercise of options held by Mr. Garms and exercisable within 60 days of April 15, 2007. Also includes 5,000 shares issuable upon exercise of options held by Mr. Garms’ spouse and exercisable within 60 days of April 15, 2007, of which he disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(15)	Includes 136,531 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(16)	Includes 125,476 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(17)	Includes 116,039 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

(18)	Includes 3,275,958 shares issuable upon exercise of options exercisable within 60 days of April 15, 2007.

MANAGEMENT

Executive Officers

The current executive officers of Autobytel are as follows:

Name	Age	Position
James E. Riesenbach	50	Chief Executive Officer, President and Director
Monty A. Houdeshell	58	Executive Vice President and Chief Financial Officer
Ariel Amir	47	Executive Vice President, Chief Legal and Administrative Officer and Secretary
Russell L. Bartlett	37	Senior Vice President, CRM and Data Services
Mark A. Garms	42	Senior Vice President, Dealer Operations and Strategy

James E. Riesenbach joined Autobytel as President, Chief Executive Officer and a director on March 20, 2006. Mr. Riesenbach was Senior Vice President of America Online’s Search & Directional Media Group from August 2001 to March 2006. Mr. Riesenbach was a founder and Vice President of AOL’s Local Group (then known as Digital City) from April, 1996 through August 2001. From March 1990 through April 1996, Mr. Riesenbach led consumer marketing and programming for Comcast Corporation in its largest region. Mr. Riesenbach holds a Bachelors of Science in Management from Rutgers University.

Monty A. Houdeshell joined Autobytel as Executive Vice President, Finance in January 2007 and became Executive Vice President and Chief Financial Officer in March 2007. Prior thereto, Mr. Houdeshell served as Senior Vice President, Chief Administrative Officer of RemedyTemp, Inc. (staffing) from December 2004 to June 2006. From January 2003 to June 2006, he also served as Senior Vice President, Chief Financial Officer of RemedyTemp. From 1988 until November 1999 he was Vice President, Chief Financial Officer of Furon Company (polymer products). Prior to 1988, he was Vice President, Chief Financial Officer of Oak Industries, Inc. (electronic components and communications and cable equipment). Mr. Houdeshell holds a Masters in Business Administration from the University of Southern California and a Bachelor of Science from Ohio State University.

Ariel Amir joined Autobytel as Vice President and General Counsel in March 1999, was elected Secretary in April 1999 and was promoted to Senior Vice President in April 2000, Executive Vice President in September 2000 and Chief Legal and Administrative Officer in July 2005. Mr. Amir was Vice President of Security Capital U.S. Realty from February 1998 until March 1999, where he was responsible for mergers and acquisitions and relations with strategic investees. Mr. Amir was Vice President of Security Capital Group Incorporated, where he provided securities offering and corporate acquisitions services from June 1994 until January 1998. Prior to joining Security Capital Group, Mr. Amir was an attorney with the law firm of Weil, Gotshal & Manges in New York where he practiced securities and corporate law from September 1985 until April 1994. Mr. Amir received his law degree from Georgetown University Law Center, an M.S. in industrial administration from Carnegie-Mellon University Graduate School of Industrial Administration and an A.B. in Economics from Washington University in St. Louis.

Russell L. Bartlett joined Autobytel as Regional Internet Director in June 2000, and was promoted to Director of Product Development in 2002, Vice President, Product Marketing in September 2004, Vice President, Business Development and Project Management in July 2005 and Senior Vice President, CRM and Data Services in May 2006. Prior to joining Autobytel, Mr. Bartlett held field management positions in both the Sales and Service Divisions at American Honda from July 1996 to June 2000. Prior thereto, Mr. Bartlett held several corporate and regional management positions at Nissan Motor Corporation from June 1992 to July 1996. Mr. Bartlett received a B.A. in marketing from California State University at Fullerton.

Mark A. Garms joined Autobytel as Director of Consumer Experience in February 2002, and was promoted to Vice President, Dealer Operations and Strategy in June 2004, Senior Vice President, Dealer Operations in September 2004 and Senior Vice President, Dealer Operations and Strategy in July 2005. Prior to joining Autobytel, Mr. Garms was Vice President of Client Services for SourceTrack (software), where he was responsible for client implementation and servicing from 2000 to 2001. Mr. Garms was with T. Rowe Price Services, the Baltimore based mutual fund company from October 1988 through December 1999, most recently as a Vice President and Department Manager, assisting in the start up of Customer Operations Centers in Tampa and Colorado Springs. Mr. Garms received a B.A. from Ambassador College.

All executive officers of Autobytel are chosen by the board of directors and serve at its discretion, except that James Riesenbach has an employment agreement expiring on March 1, 2009, Monty Houdeshell has an employment agreement expiring January 30, 2010 and Ariel Amir has an employment agreement expiring July 19, 2007.

Executive Compensation

Compensation Discussion and Analysis

General Compensation Philosophy and Objectives

The role of the Compensation Committee is to set the salaries and other compensation of the executive officers (including named executive officers) and certain other key employees, and to make grants under, and to administer, the stock option, restricted stock and other employee purchase and bonus plans. Our compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer’s compensation package is typically comprised of the following three key elements:

•

base salary that is designed primarily to reflect individual responsibilities and be competitive with base salary levels in effect at technology companies in California that are of comparable size to us and with which we compete for executive personnel;

•	annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise; and

•	long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and our stockholders and retain them through a continued service requirement.

Compensation decisions are designed to promote our business objectives and strategy and enable us to attract, retain and motivate qualified executive officers who are able to contribute to our long-term success. Among the factors considered by us in determining executive officer compensation are the ability to recruit individuals with the necessary talents and the need to retain and motivate our executive officers. We consider the competitive market for executives in setting each element of compensation indicated above. However, we do not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies. Rather, we use market comparisons as one factor in making compensation decisions. We also consider other factors in making individual executive compensation decisions, including individual contribution and performance, management skills, internal pay equity, importance of the executive’s role and responsibilities and the executive’s experience, including prior work experience, length of service to the company, leadership and growth potential.

Under our compensation structure, the mix of base salary, annual variable performance awards and long-term stock-based incentive awards varies depending upon level of responsibility and experience. In allocating compensation among these elements, we believe that the compensation of members of senior management, who have the greatest ability to influence our performance, should have a greater proportion of their compensation based on performance than lower levels of management . There is, however, no pre-established policy for the allocation between either cash and non-cash or short-term and long-term compensation. The mix of compensation determined by us is between base salary compensation and bonus compensation. Long term equity incentive compensation is determined separately and may not be awarded every year. We generally provide senior management with base salaries of approximately 50% to 70% of overall salary and bonus compensation, and targeted bonus opportunities of approximately 30% to 50% of overall salary and bonus compensation. We believe these allocations are consistent with our overall compensation philosophy as described above.

In 2006, we determined the compensation of our named executive officers in accordance with the compensation principles described above. These decisions were made in the context of exploring strategic alternatives, including the sale of the company in the beginning of the year, and the hiring of Mr. Riesenbach in March 2006 as Chief Executive Officer and President, as well as the strategic initiatives that the company began to implement after Mr. Riesenbach’s arrival, including transitioning our business toward a media centric business model. In light of this dynamic business environment, 2006 compensation emphasized the need to recruit, retain and motivate senior management.

The compensation of the Chief Executive Officer was determined by the Compensation Committee, in part, based on consultation with Frederic W. Cook & Co. (“Frederic Cook”), its independent compensation consultant. In determining the compensation of the Chief Executive Officer, compensation levels of the following companies were considered: 1-800-Flowers.com, Akamai Technologies, Ask Jeeves, CNET Networks, Collectors Universe, e.piphany, E-Loan, Emak, Findwhat.com, Forrester Research, Infospace, Insweb, Looksmart, Netflix, Online Resources, priceline.com, Real Networks,

Rewards Network and Vignette. The compensation of other executives was determined by the Compensation Committee, in part, on the advice of the Chief Executive Officer.

Periodically, the Compensation Committee consults with Frederic Cook regarding executive compensation decisions. In addition, periodically, Frederic Cook provides the Compensation Committee with market data and alternatives for consideration. Our executive officers did not participate in the selection of Frederic Cook.

Based upon our review of the compensation arrangements discussed below and compensation programs of comparable companies, to the extent available, and our assessments of individual and corporate performance and other relevant factors, we believe that the value and design of our executive compensation program is appropriate.

Base Salary. The objective of base salary is to secure the services of our executive officers and reflect job responsibilities, individual performance, market competitiveness, the value of such services to our business and the size of our business. Salaries for executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as, competitive market information. The Compensation Committee also considers the recommendations of the Chief Executive Officer (except in the case of his own compensation).

2006 Decisions. The salaries of all named executive officers, other than Mr. Bartlett and Mr. Garms, were determined pursuant to employment agreements described below under “Employment Agreements”.

Mr. Riesenbach was hired as President and Chief Executive Officer effective March 20, 2006 at a salary of $425,000 per year. The salary of Michael F. Schmidt, our former Executive Vice President and Chief Financial Officer, for 2006 was $250,000 and did not change during the year. Mr. Amir’s salary of $265,000 did not change during the year. Mr. Garm’s salary of $200,000 did not change during the year. Mr. Bartlett’s salary was increased to $185,000 effective February 16, 2006 and to $195,000 effective June 1, 2006. See “CEO Authority Regarding Cash Compensation” below. The increases for Mr. Bartlett were based on his performance, role and responsibilities.

In connection with entering into an employment agreement with Mr. Riesenbach, the employment agreements of each of Richard A. Post, former President and Chief Executive Officer, and Richard Walker, former Executive Vice President and Chief Operating Officer, were amended to provide for an orderly transition. Mr. Post’s base salary of $325,000 was eliminated subsequent to April 7, 2006. Mr. Post is compensated for advisory services to our Chief Executive Officer and board of directors through the remainder of his term of employment of April 27, 2008 as a part-time employee at a rate of $1,000 per day worked, prorated for partial days worked, for at least one full day of work each month. Mr. Walker’s base salary of $300,000 was eliminated effective May 31, 2006. Mr. Walker is compensated at the rate of an annual salary of $12,000 for advisory services to our Chief Executive Officer and board of directors on business and corporate development matters as reasonably requested by either of them through April 27, 2008.

Annual Non-Equity Incentive and Discretionary Awards/Bonuses. Our compensation structure provides for an annual bonus that is performance based. The objective of the bonuses is to enhance retention and compensate individuals based on the achievement of specific (i) individual goals that are intended to advance our business and create long-term stockholder value and (ii) company-wide performance goals. The Compensation Committee adopted the Annual MBO Bonus Policy on January 31, 2006. The policy has three components: company-wide goals, personal goals and retention until the scheduled bonus payment date.

Generally, the annual bonus process for named executive officers involves (i) setting company-wide performance goals for the year, (ii) setting individual performance goals, (iii) setting target bonus for each individual, (iv) measuring actual company-wide and individual performance against company-wide and individual goals and (v) considering unique or unforeseen circumstances or events and other performance considerations affecting company-wide and individual performance during the year.

Typically, in the first quarter of each fiscal year, the Compensation Committee, with the participation of the Chief Executive Officer, sets compensation performance goals for the company for the year. Generally, 50% of the bonus for each named executive officer is based upon company-wide performance goals, which reflects our belief that executive officers are accountable for the company’s overall operating performance. We believe this is an appropriate and reasonable allocation that aligns the bonus of such officers with company-wide performance.

The Compensation Committee sets the individual performance goals for the Chief Executive Officer, and the Chief Executive Officer sets the individual performance goals for the other named executive officers. Generally, 50% of the bonus for each named executive officer is based upon individual performance goals to make executive officers accountable for achieving business objectives. We believe this is an appropriate and reasonable allocation that aligns the bonus of such officers with individual performance. The individual performance goals are based on and reflect each individual’s responsibilities and, to the extent applicable, contribution to revenue, and may at times include such factors as leadership, team work, growth initiatives and other activities that are considered important to contributing to the long-term performance of the company.

We establish a target bonus amount for each named executive officer based on a percentage of base salary. The target bonus percentage is between 45% and 50% of base salary for named executive officers other than the Chief Executive Officer. We believe this is a meaningful incentive to achieve the bonus plan goals and an appropriate and reasonable allocation to performance-based cash compensation to motivate executive officers. The target bonus for the Chief Executive Officer is 100% of his base salary based on his employment agreement.

Generally, for company-wide goals there is a formula that establishes a payout range based on the level of performance attained. The formula determines the percentage of the target bonus to be paid, based on a percentage of goal achievement, with a minimum below which no payment is made and a maximum beyond which no additional bonus is paid. In determining the extent to which the performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude specific circumstances facing the company during the year as well as the impact of unusual or infrequently occurring events or other particular circumstances affecting the company’s business, changes in accounting principles, acquisitions, dispositions, impairment of assets, restructuring charges and litigation costs and successes, and may also consider the relative risks in achieving the goals reflected in the company’s annual operating plan.

Generally, after the end of each fiscal year, the Compensation Committee reviews the company’s actual performance against the previously established companywide performance goals. The Compensation Committee also evaluates the performance of the Chief Executive Officer against the individual goals set at the outset of the year. In addition, based upon the recommendation of the Chief Executive Officer (for officers other than himself), the Compensation Committee evaluates performance against the individual goals set at the outset of the year for the other named executive officers. The Compensation Committee may use discretion in awarding incentive compensation. If an executive officer performs at a higher level than expected, the executive may be rewarded with a higher level of bonus compensation than originally targeted. Similarly, if performance is below expectations, the executive officer’s bonus compensation may be lower than target or there may be no bonus compensation. This process allows bonus decisions to take into account each named executive officer’s personal performance and contribution during the year.

2006 Decisions. In the beginning of 2006, we were exploring strategic alternatives, which included a potential sale of the company. On January 31, 2006, primarily to enhance retention of employees during such process, the Compensation Committee approved the 2006 MBO Bonus Plan which provided that all eligible employees could receive on July 31, 2006, 50% of the portion of their 2006 bonus that is attributable to attaining individual performance goals based on achieving individual performance for the first six months of 2006 so long as the employees are employed by the company on the payment date. Any remaining bonus for 2006 would be earned and be payable no later than March 14, 2007, provided that performance goals are achieved and the employees are employed by the company on the payment date. Pursuant to such plan, Mr. Schmidt, Mr. Amir, Mr. Garms and Mr. Bartlett were paid bonuses in the amount of $31,250, $33,125, $22,500, and $13,123, respectively, for the first half of 2006. In addition, Mr. Bartlett was paid an additional $20,000 cash award in four installments beginning in March 2006 for retention and as a result of increased responsibilities.

In March 2006, we announced that we would no longer pursue a sale of the company and hired Mr. Riesenbach as our President and Chief Executive Officer. Under Mr. Riesenbach’ leadership, in 2006 we began to implement strategic initiatives, including transitioning our business toward a media-centric business model. As a result, the Compensation Committee did not adopt a company-wide performance goal for compensation purposes in 2006. Taking into account this factor and the performance of the company during the year, as well as a primary objective of retaining employees, the Compensation Committee approved a bonus payment to all eligible employees that was not tied to attaining particular company-wide financial goals.

Based on the above and on the recommendation of the Chief Executive Officer regarding the individual performance of Mr. Schmidt, Mr. Amir, Mr. Garms and Mr. Bartlett, the Compensation Committee approved additional bonus payments for 2006 to Mr. Schmidt, Mr. Amir, Mr. Garms and Mr. Bartlett in the amount of $87,500, $92,750, $63,000, and $53,629, respectively, that were paid in 2007.

No specific individual performance goals were set for Mr. Riesenbach for 2006. To recruit Mr. Riesenbach, Mr. Riesenbach was guaranteed 100% of his bonus for 2006 and, accordingly, was paid his 2006 bonus of $425,000 in 2007.

Pursuant to his amended employment agreement, Mr. Post was paid a bonus of $56,140 for 2006, which is equal to the target bonus for his position for 2006 multiplied by a fraction where the numerator is equal to the number of days worked by Mr. Post in 2006 through April 7, 2006 and the denominator is equal to 365. Pursuant to his amended employment agreement, Mr. Walker was paid a bonus of $62,500 for 2006, which is equal to the target bonus for his position as Executive Vice President and Chief Operating Officer in 2006 multiplied by five twelfths (5/12) reflecting that he worked in this position through May 31, 2006.

In awarding bonuses paid to Mr. Amir, Mr. Garms and Mr. Bartlett for 2006, the Compensation Committee focused on retention to encourage such officers to remain in our employ, and with respect to such officers and Mr. Schmidt considered several factors including the performance, responsibility and experience of the executive. While 2006 bonuses were focused on retention, each of such named executive officers was also evaluated relative to individually weighted personal goals. Mr. Schmidt’s individual performance goals consisted of making accurate and timely filings with the SEC (20%), complying with Sarbanes-Oxley Act (20%), supporting hiring and transition process of new chief financial officer (20%), improving accounting department processes and staff quality (20%) and supporting hiring and transition process of new auditors (20%). Mr. Amir’s individual performance goals consisted of working on filings with the SEC (25%), potential strategic alliances and partnerships and any potential acquisition or disposition transactions (25%), litigation matters (15%), overall supervision of legal support for business units (15%), corporate governance matters (10%) and intellectual property matters (10%). Mr. Garm’s individual performance goals consisted of increasing capacity through member dealer sales and reduced cancellations (30%), managing dealer operational expenses to an agreed percentage of dealer revenue (20%), developing communication, training, and organizational initiatives to promote compliance of dealer operations and company policies and procedures, and ensure transparency and integrity in business operations (15%), managing member dealer credits to less than an agreed percentage of revenue (10%), developing dealer operations management team and creating succession planning and career development initiatives (10%), participating in management development programs (5%), contributing to overall management team through partnership with peers in 3 initiatives (5%) and receiving customer input through dealer visits (5%). Mr. Bartlett’s individual performance goals consisted of achieving forecasted expense budget for the CRM and data business units (25%), identifying synergies in the CRM, data and leads business and working to capitalize on synergies, including divestiture of business units if clear synergies do not exist (25%), maintaining consumer website business operations through first half of the year (25%), ensuring compliance with documented business processes and controls for CRM and data business units (15%) and participating in executive development (10%).

The Compensation Committee from time to time also considers various other discretionary or incentive compensation alternatives for our executives.

CEO Authority Regarding Cash Compensation. The Compensation Committee granted the Chief Executive Officer authority to modify cash compensation arrangements for employees who do not report to him by up to 25%. Based on Mr. Bartlett’s performance and promotion to Senior Vice President, CRM & Data Services, Mr. Riesenbach authorized the increase to Mr. Bartlett’s salary from $185,000 to $195,000, as well as an increase in his target bonus from 25% to 45% of base salary. Mr. Bartlett did not report to Mr. Riesenbach at the time of approval.

Long-Term Equity Incentive Awards. We believe that equity-based compensation in the form of stock options or restricted stock links the interests of executive officers with the long-term interests of our stockholders and encourages executive officers to remain in our employ. Stock options generally have value for executive officers only if the price of our shares of common stock increases above the closing price of a share of common stock on the grant date and the officer remains in our employ for the period required for the shares granted to such person to vest.

We continue to rely on stock options as a long-term incentive vehicle because stock options align the interests of executive officers with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders. Stock options are performance based as all the value received by the recipient from a stock option is based on the growth of the stock price above the exercise price. In addition, stock options help to provide a long-term balance to the overall compensation program. While bonus payments are focused on short term performance, the multi-year vesting schedule of stock options creates incentive for increases in stockholder value over a longer term. The vesting period also encourages executive retention and the preservation and enhancement of stockholder value.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors, the position and level of responsibility of each executive officer, our belief that stock options should be a significant part of the total mix of executive compensation and the goals of the compensation objectives described above. The long-term incentive compensation plan provides for stock options to be granted with exercise prices of not less than fair market value of the company’s stock on the date of grant and generally to vest ratably over three years, based on continued employment. New option grants typically have a term of ten years. Depending on the circumstances, in establishing grant levels, we may consider the equity ownership levels of the recipients or prior grants that are fully vested.

Grant Practices. Generally, the Compensation Committee grants options to all employees subject to limited delegation to the Non-Executive Stock Option Committee which consists of our Chief Executive Officer, Mr. Riesenbach. Generally, option grants to new hires who are officers are approved prior to the date of hire and granted on the date of hire. In addition, generally the Compensation Committee grants options to existing officers on the third business day after the release of earnings for the prior period to allow the quarterly and/or annual information to be disseminated in the market. The Non-Executive Stock Option Committee has the authority to grant options to purchase up to 150,000 shares of common stock in any fiscal year solely to eligible persons who (i) are employed by the company or its subsidiaries and are not then subject to Rule 16 of the Securities Exchange Act of 1934, as amended, or (ii) are consultants or service providers to the company or its subsidiaries, provided that no individual grant can exceed 20,000 shares of common stock. In addition, the Compensation Committee approved the automatic granting of stock options to individuals hired by the company below the level of Vice President in accordance with specified grant levels, with the power of the Non-Executive Stock Option Committee to deviate from such levels on a case by case basis as may be necessary. The exercise price for such automatic option grants is the closing price of the company’s common stock on the first trading day of the month following the date of hire.

2006 Decisions. During 2006, stock options were granted to certain executive officers to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact our results, past performance or consistency within the officer’s internal pay level. In 2006, the Compensation Committee considered these factors, as well as applicable contractual requirements, the value of long-term incentive grants, share usage and stockholder dilution, and in the case of Mr. Riesenbach, the market data provided by its independent consultant. In addition, other than in the case of the grant to the Chief Executive Officer, the Compensation Committee considered the recommendations of the Chief Executive Officer. The stock options granted in 2006 to employees have a term of ten years, generally vest and become exercisable over a three-year period and were granted at a price that is equal to the closing price of our common stock on The NASDAQ Global Market on the date of grant.

In connection with hiring Mr. Riesenbach as President and Chief Executive Officer on March 20, 2006, Mr. Riesenbach was granted stock options to purchase 1,000,000 shares of our common stock at an exercise price of $4.68 per share, which vest, as to 333,333 of the options, on March 20, 2007, and thereafter (i) 11,111 of the options vest on each monthly anniversary of the grant date over the period beginning on the 13th monthly anniversary and ending on the 35th monthly anniversary of the grant date, (ii) 11,114 of the options vest on the day immediately preceding the 36th monthly anniversary of the grant date, provided that the vesting of such options will accelerate upon a change of control, or termination due to death or disability, by us without cause or by Mr. Riesenbach for good reason, and (iii) 200,000 of the options will vest upon each filing by us of our Annual Report on Form 10-K for each of the fiscal years ending on December 31, 2007 and December 31, 2008 provided Mr. Riesenbach is actively employed by us on the respective vesting dates and Mr. Riesenbach and we have satisfied reasonable performance criteria established by the Board of Directors or a committee thereof in its sole discretion after consulting with Mr. Riesenbach, provided that the vesting of such options will accelerate upon a change of control. Most vested options held by Mr. Riesenbach may be exercised for two years after termination other than in the event of termination for cause.

In 2006, Mr. Amir was granted options to purchase 150,000 shares of common stock and each of Mr. Garms and Mr. Bartlett was granted options to purchase 100,000 shares of common stock. Such options vest over a three year term, provided that the vesting of the options granted to Mr. Amir will accelerate upon a change of control, or termination due to death or disability, by us without cause or by Mr. Amir for good reason. Vested options held by Mr. Amir may be exercised for two years after termination other than in the event of termination for cause.

Severance and Change of Control Terms. The company entered into certain agreements with certain key employees, including the named executive officers, that provide for severance benefits under certain termination events. In addition, certain of the agreements also provide for payments and benefits in the event of a change of control. The agreements are designed to retain executive officers and promote stability and continuity of senior management. Information regarding applicable terms of such agreements for the named executive officers is provided below under “Employment Agreements”. In addition, information regarding applicable payments under such agreements for the named executive officers is provided below under “Potential Payments Upon Termination or a Change of Control”.

Under his employment agreement, Mr. Riesenbach is entitled to certain payments described below in “Employment Agreements” in the event of a change of control and certain events of termination. The Compensation Committee approved such terms in recruiting Mr. Riesenbach to become the President and Chief Executive Officer at a time when we were exploring strategic alternatives. The employment agreement contains confidentiality, non-competition and non-solicitation provisions that extend beyond termination.

Under the amended employment agreement with Mr. Walker referred to above, Mr. Walker was paid severance in 2006. See “Potential Payments Upon Termination or a Change of Control” below.

To provide for an orderly transition in the chief financial officer position and to retain the services of Mr. Schmidt in such capacity while we were seeking to recruit a chief financial officer, we and Mr. Schmidt amended Mr. Schmidt’s employment agreement. Under such amended agreement, Mr. Schmidt was paid severance in April 2007. See “Employment Agreements” and “Potential Payments Upon Termination or a Change of Control” below.

Benefits and perquisites Except as discussed below, typically executive officers participate in employee benefit plans that are generally available to all employees on the same terms.

To recruit Mr. Riesenbach, we agreed to (i) reimburse him for all relocation expenses and all reasonable attorney’s fees incurred by him in connection with the negotiation of his employment agreement and (ii) provide him during the term of his employment (x) aggregate life insurance totaling three (3) times the sum of (1) his annual base salary and (2) a presumed bonus for such year equal to his base salary for such year and (y) long-term disability coverage of at least seventy percent (70%) of his annual base salary with no monthly dollar cap on payments. We also agreed to reimburse Mr. Riesenbach for up to $25,000 during the term for tax and estate planning services. We believe that good financial planning by experts reduces the amount of time and attention that Mr. Riesenbach must spend on that endeavor and can maximize the net financial reward to him of the compensation received from us. For additional information regarding these benefits, see footnote 3 to the 2006 Summary Compensation Table below.

To retain Messrs. Schmidt, Post and Walker, we agreed to reimburse each of them for commuting and related expenses and to gross up such payments for any income or employment taxes levied thereon. See footnotes 4, 6 and 7 to the 2006 Summary Compensation Table below for additional information regarding such benefits.

All employees above senior manager are provided with greater short and long term disability insurance by us than our standard short and long term disability insurance in order to attract and retain them. The extensive short term plan provides for income replacement up to 66.67% of the employee’s current base salary including any commissions or bonuses up to a maximum of $2,308 per week. The benefit begins seven calendar days after the onset of the disability. The extensive long term plan provides for income replacement up to 75% of the employee’s current base salary including any commissions or bonuses up to a maximum of $20,000 per month. The benefit begins 90 calendar days after the onset of the disability and can continue up to age 65.

Tax and Accounting Implications

Internal Revenue Code Section 162(m) Limitation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held corporations in excess of $1.0 million in any taxable year. The $1.0 million limitation applies per executive per year and only to the compensation paid to the chief executive officer and the four highest compensated executive officers, and provided such compensation is not performance-based. In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible, and reserves the right to do so in the future in appropriate circumstances. In addition, although some amounts recorded as compensation by us to certain of our executive officers may be limited by Section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry forwards.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the company began accounting for stock-based payments including its stock option plans in accordance with the requirements of Financial Accounting Standard Board’s Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. We believe that because stock options only have value to the extent the price of our common stock on the date of exercise exceeds the exercise price on the grant date, they are an effective compensation element and serve as an appropriate and reasonable motivational tool. Benefits are derived from options only if the stock price grows over the term of the award.

AUTOBYTEL INC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Act of 1933, as amended, and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Autobytel Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and the proxy statement on Schedule 14A in connection with the 2007 annual meeting of stockholders of Autobytel Inc.

Compensation Committee

Jeffrey H. Coats

Michael J. Fuchs

Mark N. Kaplan

Notwithstanding anything to the contrary set forth in any of the company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, in whole or in part, the foregoing Compensation Committee Report herein shall not be incorporated by reference into any such filings.

Summary Compensation

The following table provides certain summary information concerning compensation paid or accrued by us to or on behalf of our current and former Chief Executive Officers, our other executive officers named below, and our former Executive Vice President and Chief Financial Officer and former Executive Vice President and Chief Operating Officer for the year ended December 31, 2006 (the “Autobytel Executive Officers”):

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
James F. Riesenbach Chief Executive Officer, President and Director	2006	$333,507	$425,000	$825,847	$-	$485,355	(3)	$2,069,709

Michael F. Schmidt Former Executive Vice President and Chief Financial Officer	2006	$250,000	$56,250	$553,543	$62,500	$111,411	(4)	$1,033,704

Ariel Amir Executive Vice President Chief Legal and Administrative Officer and Secretary	2006	$265,000	$59,625	$254,456	$66,250	$4,641	(5)	$649,973

Russell L. Bartlett Senior Vice President, CRM and Data Services	2006	$189,583	$51,620	$186,153	$35,133	$4,149	(5)	$466,639

Mark A. Garms Senior Vice President, Dealer Operations and Strategy	2006	$200,000	$40,500	$276,721	$45,000	$4,317	(5)	$566,539

Richard A. Post Former President and Chief Executive Officer	2006	$140,771	$56,140	$164,569	-	$37,712	(6)	$399,193

Richard Walker Former Executive Vice President and Chief Operations Officer	2006	$132,000	$62,500	$208,596	-	$517,324	(7)	$920,420

(1)	The amounts of the option awards shown in the table represent the expense reported for financial reporting purposes in 2006 for the fair value of options granted in 2006 as well as prior fiscal years in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to the “Share-Based Compensation” section of Note 2 of the “Notes to Consolidated Financial Statements” in Part IV “Item 15. Exhibits and Financial Statement Schedules” of our Annual Report on Form 10-K for the year ended December 31, 2006 accompanying this Proxy Statement.
(2)	Represents amounts paid in 2006 and 2007 relating to 2006 individual performance goals.
(3)	Represents $296,355 in perquisites and other personal benefits, $186,000 for related tax gross up and $3,000 for company matching contributions to the company’s Retirement Savings Plan. Of the $296,355 in perquisites and other personal benefits, $179,475 represents closing costs on the sale of Mr. Riesenbach’s prior residence and the purchase of a new residence, $48,475 represents moving expenses, $34,540 represents cost of lodging, $15,107 represents cost for financial planning and legal fees, $12,808 represents cost of airfare, and $5,950 represents cost of car rental, parking, meals and other expenses. The compensation of Mr. Riesenbach was determined by the Compensation Committee, in part, based on consultation with its independent consultant. We have agreed to pay or reimburse Mr. Riesenbach for expenses consisting of reasonable broker fees in connection with the sale of his then existing residence, reasonable out-of-pocket fees and expenses but not taxes payable in connection with such sale (other than transfer taxes), the packing and moving of all household goods and shipment of three automobiles, and fees and expenses, but not broker fees or mortgage financing fees in excess of two points, in connection with the purchase of a residence in Orange County, California. In addition, between March 20, 2006, and the earlier of (1) the date his family relocates to Orange County, California or (2) August 31, 2006, we agreed to compensate Mr. Riesenbach for no more than fifteen round trips by air to commute to the Washington, D.C. area and to reimburse him for reasonable expenses associated with commuting during such period, including two trips to California for his immediate family for purposes of relocation-related planning, and for temporary housing and rental car expenses in Orange County, California. In respect of the two trips to California for his immediate family, we agreed to reimburse him for first-class travel arrangements for his immediate family only. Mr. Riesenbach is also entitled to receive an additional payment to cover any federal, state, and local income taxes that he incurs in connection with any reimbursement for relocation expenses that are not tax deductible. In addition, we agreed to reimburse him for miscellaneous household expenses incurred in connection with the relocation in order to place his new residence into move-in condition in an amount not to exceed ten thousand dollars ($10,000). We also agreed to reimburse Mr. Riesenbach for up to $25,000 during the term for tax and estate planning services upon submission of appropriate documentation to enable us to deduct such expenses (if otherwise deductible), and for all reasonable attorney’s fees incurred by him in connection with the negotiation of his employment agreement, up to a limit of fifteen thousand dollars ($15,000).

(4)	Represents $57,132 in perquisites and other personal benefits, $49,863 for related tax gross up, $3,000 for company matching contributions to the company’s Retirement Savings Plan and $1,416 in basic life insurance premium. Of the $57,132 in perquisites and other personal benefits, $39,531, $7,202 and $10,399 represent reimbursement for housing, airfare, and meals and parking, respectively.
(5)	Represents $3,000 each for company matching contributions to the company’s Retirement Savings Plan and $1,641, $1,149 and $1,317 in basic life insurance premium that were paid for Mr. Amir, Mr. Bartlett and Mr. Garms, respectively.
(6)	Represents $11,742 for accrued vacation, $10,442 in perquisites and other personal benefits and $10,837 for related tax gross up, $1,693 for company matching contributions to the company’s Retirement Savings Plan, and $3,000 for board of director’s fees for the period beginning on April 26, 2006 and ending on June 12, 2006. Of the $10,442 in perquisites and other personal benefits, $5,548 and $4,894 represent payments for airfare and meals and parking, respectively.
(7)	Represents $450,000 for severance payment, $32,179 for accrued vacation, $15,621 in perquisites and other personal benefits and $14,882 for related tax gross up, $3,000 for company matching contributions to the company’s Retirement Savings Plan and $1,642 in basic life insurance premium. Of the $15,621 in perquisites and other personal benefits, $13,077, $1,817 and $727 represent payments for airfare, housing and car rental and parking, respectively.

Grants of Plan Based Awards in 2006

The following table sets forth for each of the Autobytel Executive Officers certain information concerning stock options granted to them during 2006. During 2006, we granted options at an exercise price equal to the fair market value of a share of common stock as determined by its closing price on The NASDAQ Global Market on the date of grant. The term of each option granted is generally ten years from the date of grant. Options may terminate before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

2006 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Option Awards ($)(2)
Name(1)	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
James E. Riesenbach	3/20/2006	3/1/2006	$—	$—	$—	600,000	$4.68	$4.68	$1,897,140
Michael F. Schmidt	—	—	—	$62,500	$62,500	—	—	—	—
Ariel Amir	8/14/2006	8/14/2006	—	$66,250	$66,250	150,000	$2.99	$2.99	$297,450
Russell L. Bartlett	8/14/2006	8/14/2006	—	$35,133	$35,133	100,000	$2.99	$2.99	$198,300
Mark A. Garms	8/14/2006	8/14/2006	—	$45,000	$45,000	100,000	$2.99	$2.99	$198,300

(1) Mr. Post and Mr. Walker were not granted any plan-based awards during 2006.

(2) The amounts of the option awards shown in the table represent the expense reported for financial reporting purposes in 2006 for the fair value of options granted in 2006 in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to the “Share-Based Compensation” section of Note 2 of the “Notes to Consolidated Financial Statements” in Part IV “Item 15. Exhibits and Financial Statement Schedules” of our Annual Report on Form 10-K for the year ended December 31, 2006 accompanying this Proxy Statement.

Outstanding Equity Awards at 2006 Year-End

The following table sets forth for each of the Autobytel Executive Officers information concerning outstanding options as of December 31, 2006.

2006 Outstanding Awards at Fiscal Year-End Table

	Option Awards
Name (1)	Option Grant Date	Number of Securities Underlying Unexercised Options (#) (1)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
		Exercisable	Unexercisable
James E. Riesenbach	3/20/2006	0	600,000	(2)	0	$4.68	3/20/2016

Michael F. Schmidt	4/1/2004	155,554	19,446	(3)	0	13.87	4/1/2014
	9/21/2004	18,749	6,251	(5)	0	8.80	9/21/2014
	5/31/2005	79,163	70,837	(7)	0	4.86	5/31/2015

Ariel Amir	7/18/2002	400,000	0		0	2.35	7/18/2012
	2/24/2003	80,000	0		0	3.01	2/24/2013
	12/9/2003	80,000	0		0	8.23	12/9/2013
	9/21/2004	75,000	0		0	8.80	9/21/2014
	8/11/2005	44,441	55,559	(9)	0	4.47	8/11/2015
	8/14/2006	0	150,000	(10)	0	2.99	8/14/2016

Russell L. Bartlett	12/8/2000	125	0		0	2.88	12/8/2010
	3/1/2002	11,751	0		0	3.00	3/1/2012
	9/18/2002	10,000	0		0	1.96	9/18/2012
	2/24/2003	7,500	0		0	3.01	2/24/2013
	3/2/2004	22,916	2,084	(11)	0	14.17	3/2/2014
	9/21/2004	26,249	8,751	(5)	0	8.80	9/21/2014
	8/11/2005	22,220	27,780	(9)	0	4.47	8/11/2015
	8/14/2006	0	100,000	(10)	0	2.99	8/14/2016

Mark A. Garms	3/1/2002	1,500	0		0	3.00	3/1/2012
	9/18/2002	7,500	0		0	1.96	9/18/2012
	2/24/2003	7,500	0		0	3.01	2/24/2013
	8/27/2003	75,000	0		0	7.60	8/27/2013
	3/2/2004	9,166	834	(11)	0	14.17	3/2/2014
	6/24/2004	20,833	4,167	(12)	0	8.90	6/24/2014
	9/21/2004	26,249	8,751	(5)	0	8.80	9/21/2014
	8/11/2005	33,332	41,668	(9)	0	4.47	8/11/2015
	8/14/2006	0	100,000	(10)	0	2.99	8/14/2016

Richard A. Post	11/1/2003	5,000	0		0	10.89	6/22/2009
	12/24/2003	25,000	0		0	9.21	6/22/2009
	11/1/2004	10,000	0		0	6.90	6/22/2008
	4/27/2005	200,000	0		0	4.86	4/27/2015

Richard Walker	1/21/2003	195,000	0		0	2.62	1/21/2013
	6/25/2003	75,000	0		0	6.02	6/25/2013
	12/9/2003	80,000	0		0	8.23	12/9/2013
	9/21/2004	75,000	0		0	8.80	9/21/2014
	4/27/2005	100,000	0		0	4.86	4/27/2015

(1)	Vested as of December 31, 2006.
(2)	The options vest and become exercisable as to 333,333 shares on March 20, 2007, and thereafter (i) 11,111 shares vest on each monthly anniversary of the grant date over the period beginning on the 13th monthly anniversary and ending on the 35th monthly anniversary of the grant date, and (ii) 11,114 shares vest on the day immediately preceding the 36th monthly anniversary of the grant date.
(3)	The options vest and become exercisable in equal monthly installments through April 1, 2007.
(4)	Assuming Mr. Schmidt’s employment terminates on May 31, 2007, the options will expire three months thereafter.
(5)	The options vest and become exercisable in equal monthly installments through September 21, 2007.
(6)	Assuming Mr. Schmidt’s employment terminates on May 31, 2007, the exercisable options at that time will expire ninety days thereafter.
(7)	Assuming Mr. Schmidt’s employment terminates on May 31, 2007, unvested options will vest and become exercisable in full on such date. Otherwise, the options vest and become exercisable in equal monthly installments through May 31, 2008.
(8)	Assuming Mr. Schmidt’s employment terminates on May 31, 2007, the exercisable options at that time will expire two years thereafter.
(9)	The options vest and become exercisable in equal monthly installments through August 11, 2008.
(10)	Thirty-three and one-third percent (33 1/3%) vest and become exercisable on August 14, 2007, and one thirty-sixth (1/36) of the entire options vest and become exercisable at the end of each successive monthly anniversary thereafter for the following twenty-four (24) months.
(11)	The options vest and become exercisable in equal monthly installments through March 2, 2007.
(12)	The options vest and become exercisable in equal monthly installments through June 24, 2007.
(13)	Assuming Mr. Post’s employment terminates on April 27, 2008, the options will expire thirty days thereafter.
(14)	Assuming Mr. Walker’s employment terminates on April 27, 2008, the options will expire three months thereafter.
(15)	Assuming Mr. Walker’s employment terminates on April 27, 2008, the options will expire two years thereafter.
(16)	Assuming Mr. Walker’s employment terminates on April 27, 2008, the options will expire thirty days thereafter.

Option Exercises and Stock Vested in 2006

The following table sets forth for each of the Autobytel Executive Officers certain information concerning options exercised during fiscal year 2006.

2006 Option Exercises and Stock Vested Table

	Option Awards
Name (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Richard A. Post	59,500	$33,413

(1)	No other Autobytel Executive Officer exercised stock options during 2006.

Employment Agreements

On March 1, 2006, we entered into an Employment Agreement with James E. Riesenbach pursuant to which Mr. Riesenbach joined us as our Chief Executive Officer and President as of March 20, 2006 (the “Riesenbach Employment Agreement”). The Riesenbach Employment Agreement is for a three year term that commenced on March 20, 2006 and ends on March 20, 2009 and automatically renews for an additional one year period unless either party notifies the other of its intent not to renew no later than one hundred twenty days prior to the expiration of the three year term. Mr. Riesenbach is entitled to an annual base salary of $425,000 during the term, and is eligible for a bonus of at least 100% of his annual base salary for 2006, at least 50% of his annual base salary for the fiscal year ending in 2007 and the target bonus for each year will be at least 100% of his base salary for the respective year as to which such bonus relates. In addition, Mr. Riesenbach may participate in any benefit plans generally afforded to executive officers.

If Mr. Riesenbach’s employment is terminated without “cause,” if Mr. Riesenbach terminates his employment with “good reason” or if we deliver to Mr. Riesenbach a non-renewal notice, Mr. Riesenbach is entitled to a lump sum payment equal to two times the sum of his annual base salary (determined as the highest annual base salary during the term) and a bonus of 100% of his annual base salary (determined as the highest annual base salary during the term), as well as benefits for twenty four months following such termination. If the Riesenbach Employment Agreement expires by its terms upon the expiration of the additional one year period, Mr. Riesenbach is entitled to receive a severance payment equal to two times his highest annual base salary as well as benefits for twelve months following such expiration.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Riesenbach is entitled to a lump sum payment equal to two times the sum of his annual base salary (determined as the highest annual base salary during the term) and a bonus of 100% of his annual base salary (determined as the highest annual base salary during the term), so long as Mr. Riesenbach agrees, if requested, to continue with us or any successor for no longer than ninety days after the change of control. If Mr. Riesenbach’s compensation is deemed to be parachute payments under the Internal Revenue Code, then we agreed to make additional payments to him to compensate for his additional tax obligations.

On March 20, 2006, Mr. Riesenbach was granted stock options to purchase 1,000,000 shares of our common stock, which shall vest, as to 333,333 of the options, on March 20, 2007, and thereafter (i) 11,111 of the options vest on each monthly anniversary of the grant date over the period beginning on the 13th monthly anniversary and ending on the 35th monthly anniversary of the grant date, (ii) 11,114 of the options vest on the day immediately preceding the 36th monthly anniversary of the grant date, provided that the vesting of such options will accelerate upon a change of control, or termination due to death or disability, by us without cause or by Mr. Riesenbach for good reason, and (iii) 200,000 of the options will vest upon each filing by us of our Annual Report on Form 10-K for each of the fiscal years ending on December 31, 2007 and December 31, 2008 provided Mr. Riesenbach is actively employed by us on the respective vesting dates and Mr. Riesenbach and we have satisfied reasonable performance criteria established by the Board of Directors or a committee thereof in its sole discretion after consulting with Mr. Riesenbach, provided that the vesting of such options will accelerate upon a change of control.

On April 27, 2005, we entered into an Employment Agreement with Richard Post in connection with his appointment as Chief Executive Officer and President. The Employment Agreement was for a one year term. Mr. Post was entitled to an annual base salary of $325,000 during the term, and was eligible for a bonus of 65% of his annual base salary in the Board of Directors’ discretion. In addition, Mr. Post had the right to participate in any benefit plans generally afforded to our executive officers. Mr. Post was also granted stock options to purchase 200,000 shares of our common stock, all of which vested. In connection with the agreement by Mr. Post to resign as our Chief Executive Officer and President, effective upon the commencement by Mr. Riesenbach as the Chief Executive Officer and President on March 20, 2006, we and Mr. Post amended Mr. Post’s April 27, 2005 Employment Agreement, effective March 7, 2006 .

The term of Mr. Post’s amended employment will terminate on April 27, 2008, provided that Mr. Post may terminate the term for any reason upon at least 30 days’ prior written notice and we may terminate the term for cause upon at least 30 days’ prior written notice. During the period from March 20, 2006 until the termination of the term of employment by Mr. Post, Mr. Post will provide advisory services to our Chief Executive Officer and Board of Directors. Mr. Post’s base salary was eliminated subsequent to April 7, 2006 and he is compensated through the remainder of his term of employment as a part-time employee at a rate of $1,000 per day worked, prorated for partial days worked, for at least one full day of work each month. During such part-time employment Mr. Post is not be entitled to benefits, though he will be reimbursed for travel expenses incurred in connection with such employment. Mr. Post was paid a bonus of $56,140 for 2006, which is equal to the target bonus for his position for 2006 multiplied by a fraction where the numerator is equal to the number of days worked by Mr. Post in 2006 through April 7, 2006 and the denominator is equal to 365.

In connection with the appointment of Richard Walker to the position of Executive Vice President and Chief Operating Officer, we and Mr. Walker amended and restated the January 21, 2003 and July 1, 2003 letter agreements between us in an Employment Agreement, effective April 27, 2005, which was subsequently amended effective March 7, 2006 (as amended, the “Amended Walker Employment Agreement”). Mr. Walker was entitled to an annual base salary of $300,000 during the term, and was eligible for a bonus of 50% of his annual base salary in the Board of Directors’ discretion. In addition, Mr. Walker was eligible to participate in any benefit plans generally afforded to executive officers.

Under the Amended Walker Employment Agreement, (a) Mr. Walker was entitled at any time on or subsequent to May 31, 2006 to resign his position as Executive Vice President and Chief Operating Officer and all other officer titles he holds with us or any of our subsidiaries upon 30 days’ prior written notice or (b) subsequent to May 31, 2006 we were entitled to remove Mr. Walker from his positions as an officer of ours and as an officer and/or director of our subsidiaries and change his status from that of full-time employee to part-time employee for any reason upon written notice. In each case Mr. Walker would be entitled to an amount equal to his annual base salary plus a bonus (at the target level) and benefits for one year. Mr. Walker tendered his resignation as Executive Vice President and Chief Operating Officer and all other officer titles he holds with us or any of our subsidiaries effective May 31, 2006. Mr. Walker was paid $450,000, an amount equal to his annual base salary plus a bonus (at the target level), and benefits for one year. In addition, Mr. Walker is no longer employed by us on a full-time basis but is employed on a part-time basis to advise our Chief Executive Officer and Board of Directors on business and corporate development matters as reasonably requested by either of them. Such part time employment term will continue through April 27, 2008, unless earlier terminated by us for cause or by Mr. Walker. Subsequent to May 31, 2006, Mr. Walker was no longer entitled to a base salary or a bonus but is compensated at the rate of an annual salary of $12,000. During such part-time employment Mr. Walker is not entitled to benefits, though he will be entitled to reimbursement for all travel expenses incurred in connection with such employment. Mr. Walker was paid a bonus of $62,500 for 2006, which is equal to the target bonus for his position as Executive Vice President and Chief Operating Officer in 2006 multiplied by five twelfths (5/12), reflecting the time during 2006 that he was employed full time by us. In addition, if, during the one year following the termination of employment, Mr. Walker complies with the non-competition and non-solicitation provisions of the agreement, any stock options granted to Mr. Walker after the date of the agreement will be deemed to have vested during such one year period as if he was an employee during that time.

In connection with the appointment of Michael Schmidt to the position of Executive Vice President and Chief Financial Officer, on May 30, 2005, we and Mr. Schmidt amended and restated the March 9, 2004 letter agreement between us in an Employment Agreement. Mr. Schmidt was entitled to an annual base salary of $250,000 during the term, and was eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Schmidt was entitled to participate in any benefit plans generally afforded to executive officers. To provide for an orderly transition in the chief financial officer position and to retain the services of Mr. Schmidt in such capacity while we were seeking to recruit a chief financial officer, we and Mr. Schmidt amended Mr. Schmidt’s Employment Agreement.

The amendments provided, among other things, that Mr. Schmidt may terminate his employment with us for any reason upon at least 30 days prior written notice, and that we may, at any time in our sole discretion, terminate Mr. Schmidt’s employment upon 30 days prior written notice. In the case of termination by us at any time or termination by Mr. Schmidt on or after December 31, 2006, Mr. Schmidt is entitled to a lump sum payment equal to his annual base salary plus bonus, as well as benefits for one year following such termination; provided, however, that Mr. Schmidt is not entitled to such payment to the extent he becomes entitled to receive severance compensation in connection with a change of control. As of March 16, 2007, with the appointment of Mr. Houdeshell to Executive Vice President and Chief Financial Officer, Mr. Schmidt became a non-officer employee. Accordingly, Mr. Schmidt was paid severance of $375,000 in April 2007. Mr. Schmidt is entitled to a pro rata bonus for 2007 of $36,458 and benefits for one year. The options granted to Mr. Schmidt in 2005 will vest and become exercisable on May 31, 2007. The employment agreement contains confidentiality, non-competition and non-solicitation provisions that extend beyond termination.

The amendments also established payments to Mr. Schmidt during a transition period prior to the termination of his employment on May 31, 2007. From March 16, 2007 through April 13, 2007, Mr. Schmidt will be paid salary at his current salary rate. From April 14, 2007 through May 31, 2007, Mr. Schmidt will be paid $1,470 per day for each full day worked.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Schmidt is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of annual base salary, so long as Mr. Schmidt agrees, if requested, to continue with us or any successor for such requested period after the change of control provided that such request cannot exceed six months. If Mr. Schmidt’s compensation is deemed to be parachute payments under the Internal Revenue Code, then we have agreed to make additional payments to him to compensate for his additional tax obligations.

In connection with the appointment of Ariel Amir to the office of Chief Legal and Administrative Officer, we and Mr. Amir amended and restated the April 1, 2002 Employment Agreement, as amended, in an Employment Agreement (as amended and restated, the “Amir Employment Agreement”).

The Amir Employment Agreement is for a one year term and automatically renews for an additional one year period unless either party notifies the other of its intent not to renew no later than 120 days prior to the expiration of the one year term. Mr. Amir is entitled to an annual base salary of $265,000 during the term, and is eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Amir may participate in any benefit plans generally afforded to executive officers. If Mr. Amir’s employment is terminated without “cause”, if Mr. Amir terminates his employment with “good reason” or if we deliver to Mr. Amir a non-renewal notice, Mr. Amir is entitled to a lump sum payment equal to his annual base salary plus bonus, as well as benefits for one year following such termination. The vesting of options granted to Mr. Amir will accelerate upon a change of control, or termination due to death or disability, by us without cause or by Mr. Amir for good reason.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Amir is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of annual base salary, so long as Mr. Amir agrees, if requested, to continue with us or any successor for such requested period after the change of control provided that such request cannot exceed 90 days. If Mr. Amir’s compensation is deemed to be parachute payments under the Internal Revenue Code, then we agreed to make additional payments to him to compensate for his additional tax obligations.

Mark Garms, our Senior Vice President, Dealer Operations and Strategy, entered into an at will employment agreement with us as of February 8, 2002 when he joined us as Director, Customer Experience. Under such agreement he is entitled to a bonus as determined by the Compensation Committee from time to time. Mr. Garms’ base salary is $200,000. Under a letter agreement, dated July 12, 2004, if Mr. Garms’ employment is terminated without “cause”, other than due to death or disability, or if Mr. Garms terminates his employment with “good reason”, Mr. Garms is entitled to a lump sum payment equal to six months base salary at the highest annual rate in effect during the term of his employment, and benefits which consist of medical, dental or other health plans. Certain options held by Mr. Garms vest upon a change of control.

Russell Bartlett, our Senior Vice President, CRM and Data Services, entered into an at will employment agreement with us as of June 5, 2000 when he joined us as Regional Internet Director. Under such agreement he is entitled to a bonus as determined by the Compensation Committee from time to time. Mr. Bartlett’s base salary was increased to $195,000 from $185,000 effective June 1, 2006 and from $175,000 in February 2006. Under a letter agreement, dated November 10, 2005, if Mr. Bartlett’s employment is terminated without “cause”, other than due to death or disability, or if Mr. Bartlett terminates his employment with “good reason”, Mr. Bartlett is entitled to a lump sum payment equal to six months base salary at the highest annual rate in effect during the term of his employment, and benefits which consist of medical, dental or other health plans. Certain options held by Mr. Bartlett vest upon a change of control.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of such executive’s employment or, if applicable, upon a change of control. The amount of compensation payable to each named executive officer upon termination for cause by us, termination without cause by us or for good reason by executive, termination without good reason by the executive, non-renewal notice by us, a change of control and expiration of additional renewed year is shown below. The amounts shown assume that such termination or change of control was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon termination or change of control. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us or the change of control.

Termination and Change of Control Payments Table

Name(1)	Benefit	Termination without cause by us or for good reason by executive	Non-renewal notice by us	Change of Control	Expiration of additional renewed year
James E. Riesenbach	Lump sum payment Health and welfare benefits	$1,700,000 For next 24 months	$1,700,000 For next 24 months	$1,700,000 For next 24 months	$850,000 For next 12 months

Michael F. Schmidt (2)	Lump sum payment Health and welfare benefits	$375,000 For next 12 months	$375,000 For next 12 months	$750,000 —	— —

Ariel Amir	Lump sum payment Health and welfare benefits	$397,500 For next 12 months	$397,500 For next 12 months	$795,000 —	— —
	Stock option acceleration	—	—	$76,500	—

Russell L. Bartlett	Lump sum payment Health and welfare benefits	$97,500 For next 6 months	— —	— —	— —

Mark A. Garms	Lump sum payment Health and welfare benefits	$100,000 For next 6 months	— —	— —	— —

Richard Walker (3)	Lump sum payment Health and welfare benefits	$450,000 For next 12 months	— —	— —	— —

(1)	Mr. Post is not entitled to termination or change of control payments.
(2)	Mr. Schmidt was paid severance of $375,000 in April 2007.
(3)	Mr. Walker was paid severance of $450,000 in 2006.

In addition to the description below, see “Employment Agreements” above for additional description regarding payments upon termination or change of control.

Generally “cause” will be deemed to exist where the individual has been convicted of a felony and in some cases a crime, has engaged in willful misconduct or gross dishonesty that has a materially injurious effect on our business or reputation, or has materially failed to consistently discharge his duties for thirty days after notice, subject to a cure period in some events. Generally, “termination without cause” will be deemed to occur if we terminate the executive officer for any reason other than cause or no reason at all, or the termination by the executive officer for Good Reason. In the case of Messrs. Amir and Schmidt, termination without cause includes termination by us for Disability. Generally, “Good Reason” will exist where an employee’s position or compensation has been materially decreased or in certain cases where the employee has been required to relocate or we have breached our agreement with the executive. In the case of Mr. Riesenbach, Good Reason also includes (i) offering him a new agreement to extend his term of service containing less favorable economic terms than the existing terms or changing his authority or functions and (ii) not maintaining at least $20 million of director and officer liability insurance unless such failure is due to a fact or circumstances relating to us that occurred solely during his term of employment and not a result of a fact or circumstance that occurred prior to him joining the company. “Disability” means the inability of the employee to perform his duties to us on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

A change in control is deemed to occur, in general, if (i) we sell all or substantially all of our assets, (ii) as a result of transactions a person or group becomes the beneficial owner of more than 40% of our common stock, or (iii) a majority of our directors in office were not nominated for election or elected to the Board of Directors with the approval of two-thirds of the directors who were in office just prior to the time of such nomination or election.

Director Compensation

The following table provides certain summary information concerning compensation paid or accrued by us to or on behalf of our directors for the year ended December 31, 2006:

2006 Director Compensation Table

Name	Fee Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Jeffrey H. Coats	$139,293	$17,262	$156,555
Michael J. Fuchs	$130,125	$1,689	$131,814
Robert S. Grimes	$45,000	$1,689	$46,689
Mark N. Kaplan	$140,250	$79,554	$219,804
Mark R. Ross	$72,356	$1,689	$74,045
Jeffrey M. Stibel (1)	-	$3,489	$3,489

(1)	Mr. Stibel became a director in December 2006.

Our directors who are not full time employees receive cash compensation for service on our board of directors or any committee or subcommittee thereof. Such directors receive the following fees: (i) annual fee of $20,000 payable quarterly and (ii) $1,000 for each board or committee meeting attended, whether by phone or in person, with the Chairman of the Board or committee, as applicable, receiving $2,000 for each such meeting rather than $1,000. In addition, directors are reimbursed for expenses incurred in connection with attendance at board and committee or subcommittee meetings. Each of the Chairman of the Board and the Chairman of the Audit Committee is entitled to a $25,000 annual retainer payable quarterly. The Chairman of the Compensation Committee is entitled to a $10,000 annual retainer payable quarterly. The Chairman of the Corporate Governance and Nominations Committee is entitled to a $5,000 annual retainer payable quarterly. The retainers were effective January 1, 2006 and were established based on market data provided by the Compensation Committee’s independent consultant and an internal assessment of the amount of time required by the individuals involved to devote to company matters.

Our 1999 Stock Option Plan provides for an automatic grant of an option to purchase 20,000 shares of common stock to each non-employee director on the date on which the person first becomes a non-employee director; provided, that if any person serving as a non-employee director before January 14, 1999 received options for less than 20,000 shares on the date such person became a member of the board of directors, such person was granted an option to purchase a number of shares equal to the difference between 20,000 shares and the shares actually granted. After this first option is granted to the non-employee director, he or she will automatically be granted a subsequent option to purchase 5,000 shares on November 1 of each subsequent year provided he or she is then a non-employee director and, provided further, that on such date he or she has served on the board of directors for at least six months. The initial option and each subsequent option have a term of ten years. The shares related to the initial option and each subsequent option vest in their entirety and become exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such applicable date. The exercise price of shares subject to the initial option and each subsequent option shall be 100% of the fair market value per share of common stock on the date of the grant of the option. Our 2000 Stock Option Plan contains an identical provision for option grants to non-employee directors pursuant to which automatic option grants become effective only when no shares are available for automatic grant under the 1999 Stock Option Plan.

The Compensation Committee, based on market data provided by the Compensation Committee’s independent consultant and an internal assessment of the amount of time required by the Chairman of the Audit Committee to devote to company matters, granted to him, effective on the third business day following the filing of the Annual Report on Form 10-K for the year ended December 31, 2005, options to purchase 25,000 shares of common stock, all of which vested on the date of grant. In addition, the board of directors granted to the Chairman of the Compensation Committee, effective on the same date of grant, options to purchase 5,000 shares of common stock, all of which vested on such date of grant, and approved a payment to him of $10,000, for completing the Riesenbach Employment Agreement and other employment agreements with executives. The Compensation Committee approved an increase in the level of inducement option grants to newly appointed non-employee directors from options to purchase 20,000 shares of common stock to options to purchase 30,000 shares of common stock. In accordance with such new inducement grant level, the Compensation Committee granted to Mr. Stibel upon being appointed a director, options to purchase 30,000 shares of common stock effective on the date of his appointment as director, which vest on the first anniversary of the date of grant. In addition, automatic grants of options to purchase 5,000 shares of common stock were granted on November 1, 2006 to each then existing non-employee director. The vesting of the options granted to Mr. Stibel and such non-employee director options accelerate upon a change of control. The exercise price of the options are equal to the fair market value on the date of grant. The options have a ten-year term. If a director ends his service other than for cause, the options remain exercisable for up to three years following termination or until the expiration date of the option, whichever is sooner.

Directors who are also full time employees do not receive any additional compensation for their service as directors.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The Compensation Committee currently consists of Mr. Fuchs, Mr. Coats and Mr. Kaplan.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2006, relating to our equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan category
Equity compensation plans approved by stock holders(1)	7,983,279	$5.06	731,671
Equity compensation plans not approved by stock holders(2)(3)	2,740,672	$4.98	966,545

Total(3)(4)	10,723,951	$5.04	1,698,216

(1)	These plans are our 1996 Stock Incentive Plan, 1996 Employee Stock Purchase Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan and 2004 Restricted Stock and Option Plan.

(2)	These plans are our 1999 Employee and Acquisition Related Stock Option Plan (the “1999 EA Plan”), 2006 Inducement Stock Option Plan (the “2006 Plan”) and Inducement Stock Option Agreement, dated March 20, 2006, between us and Mr. Riesenbach (the “Riesenbach Plan”). For a description of the key provisions of the 1999 EA Plan, the 2006 Plan and the Riesenbach Plan, see Note 9 of the “Notes to Consolidated Financial Statements” in Part IV “Item 15. Exhibits and Financial Statement Schedules” of the Annual Report on Form 10-K for the year ended December 31, 2006 accompanying this Proxy Statement.

(3)	Does not include options to purchase 400,000 shares of common stock, at an exercise price of $4.68 per share, granted to Mr. Riesenbach under the Riesenbach Plan. These options are performance-based awards where the future performance criteria will be defined at a future date. As such, in accordance with SFAS No. 123(R), the awards are not considered granted until such time that the performance criteria have been defined.

(4)	Does not include options to purchase an aggregate of 21,427 shares, at a weighted average exercise price of $15.24, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16 Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934, we are not aware of any failures by the Section 16 Reporting Persons to file the forms required to be filed by them pursuant to Section 16 of the Securities Exchange Act of 1934, other than one Form 4 filing by Jill Richling, our Vice President and Controller, regarding options granted on August 14, 2006 that was filed on September 15, 2006.

Certain Relationships and Related Transactions

On January 5, 2006, we and Robert S. Grimes, a current director and former Executive Vice President, agreed to terminate a consulting agreement pursuant to which Mr. Grimes provided consulting services to us. The termination was effective as of December 31, 2005. Under the consulting agreement, Mr. Grimes received $50,000 per year payable on a monthly basis and a $2,500 monthly office expense allowance. Also under the consulting agreement, Mr. Grimes made himself available to our executive officers for up to 16 hours a month for consultation and other activities related to formulating and implementing business strategies and relationships.

Mark Garms’ wife joined us in February 2005 as Director, Project Management and was promoted to Senior Director, Project Management in June 2006. Her base salary is $145,000 and she is eligible for a bonus of up to 20% of her base salary. Her base salary and bonus payments for 2006 were $136,000 and $26,100, respectively. Ms. Garms was granted 15,000 options on August 14, 2006 at $2.99 per share. The options vest as to 33 1/3% on the first anniversary of the grant date and as to 1/36th at the end of each successive monthly anniversary thereafter for the following 24 months. In January 2007, the Audit Committee approved and ratified the current compensation arrangements with Ms. Garms and approved future ordinary course changes in base salary, bonus amounts and option grants for Ms. Garms that are consistent with those of similarly situated employees.

Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit Committee, in its discretion, must approve all related party transactions prior to us entering into any such transactions. The Audit Committee is also responsible for taking reasonable steps to provide that we conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. Our Code of Conduct provides specific guidelines regarding conflict of interest situations as well as a process for reporting and approving related party transactions. Our Code of Conduct provides that any director, officer or other employee who may be involved in a related party transaction must immediately report such transaction to the Chairman of the Audit Committee or to the general counsel or such individual’s supervisor, who must report such transaction to the Chairman of the Audit Committee upon becoming advised of such transaction. We also review such transactions for potential conflict of interest situations.

Our Code of Conduct defines a related party transaction as follows:

(i)	any transaction (or series of transactions) in excess of $60,000 involving any director, officer or other employee of ours since the beginning of our last fiscal year or currently proposed, in which there is a direct or indirect material interest by a director, director nominee, executive officer, stockholder owning more than 5% of our voting stock, or immediate family member or live-in partner of any of the foregoing persons;

(ii)	any relationship where a director or director nominee is/was since the beginning of our last fiscal year an executive officer or greater than 10% equity owner of any business or entity (A) that has made to us or received from us during our last fiscal year, or proposes to make or receive during our current fiscal year, payments for property or services in excess of 5% of our or the other entity’s consolidated gross revenues for its last full fiscal year, or (B) to which any director, officer or other employee of ours was indebted at the end of our last full fiscal year in excess of 5% of our consolidated assets at the end of such fiscal year;

(iii)

any relationship where a director or director nominee is/was since the beginning of our last fiscal year (A) a member of, or of counsel to, a law firm retained by us during our last fiscal year or proposed to be retained during our current fiscal year, or (B) a partner or executive officer of any investment banking firm that performed services for us during our last fiscal year or proposes to perform services during our current fiscal year;

(iv)	any other similar relationship; and

(v)	indebtedness to us in excess of $60,000 since the beginning of our last fiscal year by a corporation or organization of which a director, director nominee or executive officer of ours is an executive officer, partner or greater than 10% equity owner, or a trust of which a director, director nominee or executive officer of ours is a substantial beneficiary or a trustee.

Although our Code of Conduct provides guidelines regarding conflict of interest situations, it cannot and does not set forth every possible conflict of interest scenario. Therefore, the Code of Conduct indicates that there is no substitute for sound judgment by directors, officers or other employees in each case based upon the particular facts involved.

The Code of Conduct provides that any director, officer or other employee who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest must immediately report such situation or activity to the Chairman of the Audit Committee or to the general counsel or such person’s supervisor, who must report such situation or activity to the Chairman of the Audit Committee upon becoming advised of such situation or activity. The Code of Conduct further provides that the Chairman of the Audit Committee then confer with the other members of the Audit Committee and, if appropriate under the circumstances, request that the general counsel issue a written advisory to such person as to whether or not the reported situation or activity is in fact a conflict of interest. If the general counsel would not be the appropriate party to issue such written advisory, outside counsel may be retained to issue such written advisory unless the Audit Committee determines that such written advisory can be issued by the Chairman of the Audit Committee without outside counsel input. The Audit Committee, however, is not responsible for monitoring or enforcing our conflict of interest policy, but rather each director, officer or other employee is responsible for self-compliance with our conflict of interest policy.

AUTOBYTEL AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this Audit Committee Report shall not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 nor shall this Audit Committee Report be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that Autobytel specifically incorporates this information by reference.

The audit committee is responsible for oversight of Autobytel’s accounting and financial reporting policies, practices and internal controls on behalf of its board of directors. The audit committee operates pursuant to a charter that was amended and restated on December 9, 2004. The management of Autobytel is responsible for the preparation, presentation and integrity of Autobytel’s financial statements, Autobytel’s accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Autobytel’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the annual report with the independent auditors and management. As part of its review, the audit committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee also reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of Autobytel’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and Autobytel, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independent Discussions With Audit Committees), and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with the independent auditors the overall scope and plans for their audits. The audit committee met with the independent auditors to discuss the results of their examinations, and the overall quality of its financial reporting and the other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). The audit committee also regularly met without management.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting, and are not employed by Autobytel for accounting, financial management or internal control purposes. Members of the audit committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Autobytel’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Autobytel’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in its charter, the audit committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee

Mark N. Kaplan

Jeffrey H. Coats

Mark R. Ross

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the board of directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the Annual Meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER PROPOSALS

Autobytel must receive at its principal office before January 1, 2008, any proposal which a stockholder wishes to submit to the 2008 annual meeting of stockholders, if the proposal is to be considered by the board of directors for inclusion in the proxy materials for that annual meeting. Stockholders of Autobytel may submit proper proposals for inclusion in Autobytel’s proxy statement and for consideration at the 2008 annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Autobytel in a timely manner. In order to be included in Autobytel’s proxy materials for the 2008 annual meeting, the proposal must also otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, Autobytel’s by-laws establish an advance notice procedure with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of Autobytel no less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting, which notice must contain specified information concerning the business or the nominee. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such stockholder must provide written notice delivered to the Secretary of Autobytel not later than 10 days following the date notice of the annual meeting is mailed to the stockholders of Autobytel. Accordingly, a stockholder who intends to present a nomination or proposal at the 2008 annual meeting of stockholders without inclusion of the proposal in Autobytel’s proxy materials must provide written notice of the nominations or other business the stockholder wishes to propose to the Secretary no later than 10 days following the date the notice of the 2008 annual meeting is mailed to the stockholders of Autobytel. A copy of the full text of the by-law provision discussed above may be obtained by writing to the Secretary of Autobytel. All notices of proposals by stockholders, whether or not included in Autobytel’s proxy materials, should be sent to Autobytel Inc., 18872 MacArthur Boulevard, Irvine, California 92612-1400, Attention: Corporate Secretary.

Autobytel reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

In addition, a stockholder who intends to present a proposal at Autobytel’s 2008 annual meeting without inclusion of the proposal in the proxy materials should be aware that the rules of the SEC provide that a proxy may confer discretionary authority on management to vote on a matter if the proponent fails to timely notify Autobytel. Such proposals must also have met the other requirements of the rules of the SEC relating to stockholder proposals.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

If requested, we will furnish you any exhibit listed on the exhibit index to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 upon payment of a reasonable copy fee.

By Order of the Board of Directors

James E. Riesenbach

President and Chief Executive Officer

April 27, 2007

ANNEX A

AUTO-BY-TEL CORPORATION

1996 EMPLOYEE STOCK PURCHASE PLAN

2007 Amendment

WHEREAS, Autobytel Inc. (the “Corporation” maintains the Auto-By-Tel Corporation 1996 Employee Stock Purchase Plan (the “Plan”), and the Board of Directors has duly approved a resolution to amend –

(i)	Section 13(a) of the Plan to increase by 350,000 the number of shares of the Corporation’s common stock (“Common Stock”) that participants in the Plan may purchase; and

(ii)	Section 23 to provide that the right of Plan participants to purchase these 350,000 shares shall expire ten years after the date hereof (or, if earlier, the date of the Plan’s termination or the date required to conform the Plan with the requirements of Section 423 of the Internal Revenue Code).

NOW, THEREFORE, BE IT RESOLVED: that the Plan be and it is hereby amended as follows, effective immediately but subject to approval of this amendment by the Corporation’s stockholders within 12 months of the date hereof.

1.	Section 13(a) of the Plan is amended by replacing “700,000” with “1,050,000”.

2.	Section 23 of the Plan is amended by adding the following sentence at the end thereof:

“With respect to the 350,000 shares of Common Stock that the Plan reserves for purchase pursuant to the 2007 Amendment of the Plan, the term of the Plan shall expire ten years after the earlier of Board or shareholder approval of said 2007 Amendment (unless sooner terminated under Section 20 hereof).”

3.	Each and every other provision of the Plan shall remain in full force and effect, subject only to the change set forth above.

WHEREFORE, the undersigned, being a duly authorized officer of the Corporation, hereby adopts and approves this 2007 Amendment to the Plan, effective April 18, 2007.

AUTOBYTEL INC.

By
A duly authorized Officer

PROXY

AUTOBYTEL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Stockholders

June 22, 2007

James Riesenbach, Monty Houdeshell and Ariel Amir and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of common stock of Autobytel Inc. held of record by the undersigned on April 25, 2007 at the Annual Meeting of Stockholders to be held on June 22, 2007, and at any adjournments or postponements, as if the undersigned were present and voting at the meeting.

The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR the proposals set forth on this proxy as such proxies deem advisable and on such other matters as may properly come before the Annual Meeting of Stockholders, including, among other things, consideration of any motion made for adjournment of the meeting.

Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

HOUSEHOLDING ELECTION

If you wish to receive separate mailings for multiple accounts at the same address, please check the box to the right.    ☐

ò  Detach Proxy Card Here  ò

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(continued from other side)                                                          Please mark votes

as in this example  ☒

1.	ELECTION OF NOMINEES MICHAEL J. FUCHS AND ROBERT S. GRIMES AS CLASS III DIRECTORS OF AUTOBYTEL INC.

FOR all nominees    ☐                            WITHHOLD AUTHORITY                    ☐

                                                                       for all nominees

(Instruction: To withhold authority to vote for any nominee, write his name in the space provided.)

2. APPROVAL OF AMENDMENT TO AUTO-BY-TEL CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN PROVIDING FOR AN ADDITIONAL 350,000 SHARES OF COMMON STOCK

FOR    ☐            AGAINST    ☐            ABSTAIN    ☐

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENTS THEREOF.

Date                                    , 2007

(Signature of stockholder)

Date                                    , 2007

(Signature of stockholder)

NOTE: Signatures should agree with the names printed hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

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